Form 10KSB, Exhibit 13
period 1997-06-30
HBANCORPORATION INC
filed 1997-09-26
CIK 818761

------------------------------------------------------------------------------


                              1997 ANNUAL REPORT








------------------------------------------------------------------------------










                             HBANCORPORATION, INC.

------------------------------------------------------------------------------


                               TABLE OF CONTENTS


------------------------------------------------------------------------------






         President's Message...........................................   1
         Selected Financial Information................................   2
         Management's Discussion and Analysis of Financial
           Condition and Results of Operations.........................   4
         Financial Statements..........................................  15
         Stockholder Information.......................................  33
         Corporate Information.........................................  34

                      [HBANCORPORATION, INC. LETTERHEAD]


Dear Stockholder:

         I am pleased to report that HBancorporation, Inc. completed another successful year in 1997. During the year ended June 30, 1997, total assets increased from $17.2 million to $17.8 million, or 3.5%. Net income for the fiscal year increased to $218,000 from $171,000 for the same period in 1996, or 27.5%. We attribute our fiscal 1997 results to an increase in loans receivable (a result of the strategic focus placed on increasing market share) and mortgage-backed securities, as well as a decrease in rates paid on average interest-bearing liabilities. We also applaud the commitment and dedicated performance by our employees and the continuing support from our customers.

         We face a future that promises continuing change and challenge for the financial services industry. Competition continues to increase, particularly from nonbanks, and technology alters the nature of both our competition and our customers' expectations. Change also brings opportunity, particularly for institutions that have the flexibility to adapt. We believe that the franchise we have developed since we converted to a stock company and adopted a bank charter provides a solid base from which to continue building an organization that can prosper in a changing environment.

         Our goals for fiscal 1998 are aggressive as we continue to refine our business mix, reallocate resources to areas with the most attractive opportunities and maintain the high quality, customer service that is essential for our success. We thank you for your continued support.


                                        Sincerely,

                                        /s/ Kevin J. Kavanaugh
                                        -----------------------
                                        Kevin J. Kavanaugh
                                        President

                        SELECTED FINANCIAL INFORMATION



                                                                                     June 30,
                                                          ---------------------------------------------------------------
                                                              1993         1994        1995         1996        1997
                                                          ------------ ------------------------ -------------------------
                                                                                  (In Thousands)
Selected Financial Condition Data:
Total assets..............................................   $12,864      $12,768     $13,127      $17,239      $17,802
Loans receivable, net.....................................     9,431        9,368       9,589       10,247       13,507
Mortgage-backed securities................................        68           51          42           32        1,024
Securities available-for-sale.............................     1,089        1,107       1,173        2,132        1,098
FHLB stock................................................        99           74          75           66           66
FRB stock.................................................       ---          ---         ---           68           68
Interest-bearing deposits.................................     1,947        1,965       2,057        4,396        1,458
Deposits..................................................     9,327        9,032       9,167        8,912        9,244
Retained earnings - substantially restricted..............     3,444        3,653       3,834        8,158        8,284


                                                                                 Year Ended June 30,
                                                            -------------------------------------------------------------
                                                               1993       1994         1995         1996        1997
                                                            ----------------------------------- -------------------------
                                                                                   (In Thousands)
Selected Operations Data:

Total interest income......................................   $1,018      $   894     $   962       $1,123       $1,410
Total interest expense.....................................      379          319         410          469          403
                                                             -------     --------     -------      -------     --------
Net interest income........................................      639          575         552          654        1,007
Provision for loan losses..................................       47          ---          10            5           10
                                                             -------    ---------     -------      -------     --------
Net interest income after provision for loan losses........      592          575         542          649          997
Fees and service charges...................................        2            2           3            3           17
Other non-interest income..................................        6            4           1            2          ---
                                                            --------    ---------    --------      -------     --------
Total non-interest income..................................        8            6           4            5           17
Total non-interest expense.................................      264          271         330          409          622
                                                             -------     --------     -------      -------      -------
Income before taxes and extraordinary item.................      336          310         216          245          392
Income tax provision.......................................      146          113          74           74          174
                                                             -------      -------    --------      -------      -------
Net income.................................................  $   190      $   197     $   142      $   171      $   218
                                                             =======      =======     =======      =======      =======



                                                                                         Year Ended June 30,
                                                                   --------------------------------------------------------------
                                                                      1993          1994         1995          1996         1997
                                                                   --------------------------------------------------------------
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to average total
    assets)...............................................            1.45%         1.54%        1.10%        1.13%         1.24%
  Return on retained earnings (ratio of net income to                                                                       2.65
    average equity).......................................            5.67          5.55         3.79         2.85
  Interest rate spread information:
   Average during period..................................            3.90          3.59         3.00         3.14          3.19
   End of period..........................................            4.00          3.58         2.96         2.59          3.70
  Net interest margin(1)..................................            4.88          4.53         4.24         4.51          5.58
  Ratio of operating expense to average total assets......            2.02          2.11         2.55         2.69          3.55
  Ratio of average interest-earning assets to average
    interest-bearing liabilities..........................            1.34x         1.38x        1.39x        1.42x         2.07x

Quality Ratios:
 Non-performing assets to total assets at end of period...             .12           ---          ---           ---          ---
 Allowance for loan losses to non-performing loans........            7.53x          ---          ---           ---          ---
 Allowance for loan losses to loans receivable, net.......            1.20          1.21         1.18         1.16           .95

Capital Ratios:
 Retained earnings to total assets at end of period.......           26.78         28.61        29.21        47.32         46.53
 Average retained earnings to average assets..............           25.64         27.69        28.91        39.49         47.28

Other Data:
 Number of full-service offices...........................               1             1            1             1            1


---------
    (1) Net interest income divided by average interest earning assets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         HBancorporation, Inc. (the "Company") was formed in December 1995 by Lawrenceville Federal Savings and Loan Association (the "Association"), the predecessor institution to Heritage National Bank (the "Bank"). The acquisition of the Association by the Company was consummated on March 29, 1996, in connection with the Association's conversion (i) from the mutual to the stock form and (ii) from a federal savings bank to a national bank. The Company changed its name from Heritage Financial Corporation to HBancorporation, Inc., on October 29, 1996. All references to the Company prior to March 29, 1996, except where otherwise indicated, are to the Bank.

         The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of mortgage loans, commercial business loans, including agricultural equipment loans, consumer loans, finance leases and other investments, including mortgage-backed securities, and the interest paid on interest-bearing liabilities, consisting of deposits. Net interest income is a function of the Company's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other financial institutions, is subject to interest-rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, the Company's operating results are also affected by the amount of its non-interest income, including service charges and other income. Non-interest expense consists primarily of compensation and benefits, occupancy and equipment, federal insurance premiums, data processing, and other operating expenses. The Company's operating results are significantly affected by general economic conditions, in particular, the changes in market interest rate, government policies and actions by regulatory authorities. Management is not aware of any known trends, events or uncertainties that are likely to have a material effect on the Company's liquidity, capital resources or operations.

         The Company primarily serves Lawrence County, Illinois and Knox County, Indiana. The Company currently has one office located in Lawrenceville, Illinois.

Financial Condition

June 30, 1997 Compared to June 30, 1996

         Total assets increased $563,000 or 3.3%, to $17,802,000 at June 30, 1997 from $17,239,000 at June 30, 1996, primarily as a result of a $3,260,000 increase in loans receivable offset by a $2,457,000 decrease in interest-bearing deposits.

         Cash and cash equivalents decreased by $2,203,000 or 57.2% to $1,650,000 at June 30, 1997 from $3,853,000 at June 30, 1996. Certificates of deposit with other banks decreased by $436,000 or 72.6%, to $165,000 at June 30, 1997 from $601,000 at June 30, 1996. These decreases are due to an increase in loans receivable. Loans receivable, net increased by $3,260,000 or 31.8% to 13,507,000 at June 30, 1997 from $10,247,000 at June 30, 1996. This increase is primarily due to increased loan originations as a result of competitive interest rates and terms, aggressive marketing by cross-selling existing individual and corporate customers and attracting new relationships through a high level of personal service to individuals and small businesses.

         Liabilities increased approximately $438,000 or 4.8%, to $9,519,000 at June 30, 1997 from $9,081,000 at June 30, 1996. Deposits increased by $332,000 or 3.7%, to $9,244,000 at June 30, 1997 from $8,912,000 at June 30,
1996. Other liabilities increased by $107,000 or 63.6% to $275,000 at June 30, 1997 from $168,000 at June 30, 1996. Interest credited during 1997 totaled $204,000, while deposits exceeded withdrawals by $128,000.

         Stockholders' equity increased by $126,000 or 1.5%, to $8,284,000 at June 30, 1997 from $8,158,000 at June 30, 1996, primarily due to operations of the bank less dividends paid.

June 30, 1996 Compared to June 30, 1995

         Total assets increased $4,112,000 or 31.3%, to $17,239,000 at June 30, 1996 from $13,127,000 at June 30, 1995, primarily as a result of the Association's conversion from mutual to stock form and the Company's sale of stock as well as a $658,000 increase in loans receivable.

         Cash and cash equivalents increased by $1,816,000 or 89.1%, to $3,853,000 at June 30, 1996 from $2,037,000 at June 30, 1995. Securities available-for-sale increased by $959,000 or 81.8%, to $2,132,000 at June 30, 1996 from $1,173,000 at June 30, 1995. Certificates of deposit with other banks increased by $543,000 or 936.4%, to $601,000 at June 30, 1996 from $58,000 at June 30, 1995. These increases are due to the sales of stock and mutual funds which enabled the Bank to increase their investment portfolio. Loans receivable, net increased by $658,000 or 6.9%, to $10,247,000 at June 30, 1996 from $9,589,000 at June 30, 1995. This increase is primarily due to increased loan originations as a result of competitive interest rates and terms, aggressive marketing by cross-selling existing individual and corporate customers and attracting new relationships through a high level of personal service to individuals and small businesses.

         Liabilities decreased approximately $211,000 or 2.3%, to $9,081,000 at June 30, 1996 from $9,292,000 at June 30, 1995. Deposits decreased by $255,000 or 2.8% to $8,912,000 at June 30, 1996 from $9,167,000 at June 30,
1995. Other liabilities increased by $43,000 or 34.5% to $168,000 at June 30, 1996 from $125,000 at June 30, 1995. Interest credited during 1996 totaled $234,000, while withdrawals exceeded deposits by $489,000.

         Stockholders' equity increased by $4,323,000 or 112.7% to $8,158,000 at June 30, 1996 from $3,835,000 at June 30, 1995, primarily due to the infusion of capital from the stock offering.

Operating Results

Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

         Performance Summary. Net income increased by $47,000, or 27.5% to $218,000 from $171,000 for the year ended June 30, 1997. The increase was primarily due to an increase in net interest income of $353,000, offset by an increase of non-interest expense of $213,000. For the years ended June 30, 1997 and 1996, the returns on average assets were 1.24% and 1.13%, respectively; while the returns on average equity were 2.65% and 2.85%, respectively.

         Net Interest Income. Net interest income increased by $353,000 from fiscal 1996 to 1997. This reflects an increase of $287,000 in interest income to $1,410,000 from $1,123,000 and a decrease in interest expense of $66,000 to $403,000 from $469,000. The net increase was primarily due to an increase in the amount of interest-earning assets. The Company's ratio of average interest-earning assets to average interest-bearing liabilities increased to 2.07x for 1997 compared to 1.42x for 1996.

         For the year ended June 30, 1997, the average yield on interest-earning assets was 7.81% compared to 7.75% for 1996. The average cost of interest-bearing liabilities was 4.62% for the year ended June 30, 1997, an increase from 4.61% for 1996. The average balance of interest-earning assets increased by $3,551 to $18,046 for the year ended June 30, 1997, compared to $14,495 for fiscal 1996. During this same time period, the average balance of interest-bearing liabilities decreased by $1,449 to $8,725 for the year ended June 30, 1997, compared to $10,174 for fiscal 1996.

         Due to the higher rates on loans, the average interest rate spread was 3.19% for the year ended June 30, 1997, compared to 3.14% for fiscal 1996. The average net interest margin was 5.58% for the year ended June 30, 1997 compared to 4.51% for the year ended June 30, 1996.

         Provision for Loan Losses. During the year ended June 30, 1997, the Company recorded a provision for additional loan losses of $10,000 compared to $5,000 for fiscal 1996. The amount of the provision reflects management's assessment of the total risk of its loan portfolio, and growth in the loan portfolio, which consists primarily of one- to four-family loans, and the amount of change that the Company has experienced in the composition of its loan portfolio, and was made to maintain the allowance for loan losses at a level deemed adequate by management.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

         Non-Interest Income. For the year ended June 30, 1997, non-interest income increased by $12,000 or 240.0%, to $17,000 from $5,000 for fiscal 1996. This increase was due primarily to service charges on checking accounts and loans for fees for issuing travelers' checks.

         Non-Interest Expense. Non-interest expense increased by $213,000, or 52.1%, to $622,000 for the year ended June 30, 1997 from $409,000 for the year ended June 30, 1996. Compensation increased $109,000 to $276,000 in fiscal 1997 from $167,000 in fiscal 1996, due primarily to raises, overtime, and ESOP and RRP expense. Federal insurance premiums increased $58,000 to $84,000 in fiscal 1997 from $26,000 in fiscal 1996, due to a one-time assessment fee on SAIF/BIF deposits. General and administrative expenses increased due to the Company becoming a publicly traded company.

         Income Taxes. Income taxes increased by $100,000 to $174,000 for the year ended June 30, 1997 from $74,000 for the year ended June 30, 1996. This increase was due to higher income before income taxes. The Company's effective tax rates were 41% and 30% for fiscal 1997 and 1996, respectively.

Comparison of Operating Results for the Years Ended June 30, 1996 and 1995

         Performance Summary. Net income increased by $29,000, or 20.8%, to $171,000 from $142,000 for the year ended June 30, 1996. The increase was primarily due to an increase of net interest income of $101,000, offset by an increase of non-interest expense of $79,000. For the years ended June 30, 1996 and 1995, the returns on average assets were 1.13% and 1.10% respectively, while the returns on average equity were 2.85% and 3.79%, respectively.

         Net Interest Income. Net interest income increased by $101,000 from fiscal 1995 to 1996. This reflects an increase of $161,000 in interest income to $1,123,000 from $962,000 and an increase in interest expense of $60,000 to $469,000 from $410,000. The net increase was primarily due to an increase in the amount of interest-earning assets. The Company's ratio of average interest-earning assets to average interest-bearing liabilities increased to 1.42x for 1996 compared to 1.39x for 1995.

         For the year ended June 30, 1996, the average yield on interest-earning assets was 7.75% compared to 7.39% for 1995. The average cost of interest-bearing liabilities was 4.61% for the year ended June 30, 1996, an increase from 4.39% for 1995. The average balance of interest-earning assets increased by $1,476 to $14,495 for the year ended June 30, 1996, compared to $13,019 for fiscal 1995. During this same time period, the average balance of interest-bearing liabilities increased by $824 to $10,174 for the year ended June 30, 1996, compared to $9,350 for fiscal 1995.

          Due to the higher rates on certificates of deposit and loans, the average interest rate spread was 3.14% for the year ended June 30, 1996 compared to 3.00% for fiscal 1995. The average net interest margin was 4.51% for the year ended June 30, 1996 compared to 4.24% for the year ended June 30, 1995.

         Provision for Loan Losses. During the year ended June 30, 1996, the Company recorded a provision for additional loan losses of $5,000 compared to $9,700 for fiscal 1995. The small amount of the provision reflects management's assessment of the total risk of its loan portfolio, and growth in the loan portfolio, which consists primarily of one-to-four family loans, and the relatively small amount of change that the Company has experienced in the composition of its loan portfolio, and was made to maintain the allowance for loan losses at a level deemed adequate by management.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

         Non-Interest Income. For the year ended June 30, 1996, non-interest income increased by $1,000, or 25.0%, to $5,000 from $4,000 for fiscal 1995. This increase was due primarily to a gain on the sales of stock and mutual funds.

         Non-Interest Expense. Non-interest expense increased by $79,000, or 23.9%, to $409,000 for the year ended June 30, 1996 from $330,000 for the year ended June 30, 1995. Salaries increased $29,000 to $167,000 in fiscal 1996 from $138,000 in fiscal 1995, due primarily to raises and overtime expense. Other operating expenses increased $44,000 to $100,000 in fiscal 1996 from $56,000 in fiscal 1995, due primarily to a $34,000 deposit into an escrow account to settle a loan dispute. General and administrative expenses increased due to the conversion from a thrift to a national bank.

         Income Taxes. Income taxes decreased by $1,000 to $74,000 for the year ended June 30, 1996 from $75,000 for the year ended June 30, 1995. This decrease was due to lower tax rates. The Company's effective tax rates were 30% and 35% for fiscal 1996 and 1995, respectively.

         Average Balances/Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                                        Year Ended June 30,
                                     -----------------------------------------------------------------------------------------------
                                                        1995                                       1996                  1997
                                     -----------------------------------------------------------------------------------------------
                                        Average    Interest             Average      Interest          Average      Interest
                                       Outstanding  Earned/  Yield/   Outstanding    Earned/  Yield/   Outstanding  Earned/   Yield/
                                         Balance     Paid     Rate     Balance       Paid     Rate     Balance      Paid       Rate
                                     ------------- --------  ------   -----------  ---------  -------  -----------  --------  ------
                                                                     (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)................    $ 9,795     $ 779     7.95%     $ 9,796     $  844     8.62%   $13,517      $1,110    8.21%
 Mortgage-backed securities.........         42         4     9.52           38          3     7.89      1,028          71    6.91
 Securities available-for-sale......      1,106        67     6.06          612         40     6.54        957          70    7.31
 Interest-bearing deposits..........      2,002       107     5.34        3,944        229     5.81      2,410         151    6.27
 FHLB stock.........................         74         5     6.76           72          5     6.94         66           4    6.06
 FRB stock..........................        ---       ---     --             33          2     6.00         68           4    5.88
                                      ---------    ------              --------    -------           ---------     -------
  Total interest-earning assets(1)..    $13,019       962     7.39      $14,495      1,123     7.75    $18,046       1,410    7.81
                                        =======     -----               =======     ------             =======      ------

Interest-Earning Liabilities:
 Savings deposits...................    $ 1,225        42     3.43        1,900         61     3.21      1,865          58    3.11
 Money market.......................      1,256        46     3.66        1,349         46     3.41        420          13    3.10
 Certificate accounts...............      6,869       322     4.69        6,925        362     5.23      6,440         332    5.16
                                        -------     -----              --------     ------             -------      ------
  Total interest-bearing liabilities    $ 9,350       410     4.39      $10,174        469     4.61    $ 8,725         403    4.62
                                        =======     -----               =======     ------             =======      ------
Net interest income.................                 $552                           $  654                          $1,007
                                                     ====                           ======                          ======
Net interest rate spread............                          3.00%                            3.14%                          3.19%
                                                              ====                             ====                           ====
Net earning assets..................    $ 3,669                         $ 4,321                        $ 9,321
                                        =======                         =======                        =======
Net yield on average interest-
earning assets......................                          4.24%                            4.51%                          5.58%
                                                              ====                             ====                           ====
Average interest-earning assets to
average interest-bearing liabilities                  1.39x                           1.42x                           2.07x
                                                      ====                            ====

-----------------
(1) Includes finance leases. Loans receivable were calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the dates indicated. Weighted average balances are based on monthly balances.


                                                                     At June 30,
                                                            ------------------------------
                                                            1995         1996         1997
                                                            ----         ----         ----
Weighted average yield on:
 Loans receivable.........................................  7.95%        8.62%        8.21%
 Mortgage-backed securities...............................  9.52          7.89        6.91
 Securities - available for sale..........................  6.06          6.54        7.31
 Interest-earning deposits................................  5.34          5.81        6.27
 FHLB stock ..............................................  6.76          6.94        6.06
 FRB stock ...............................................   ---          6.00        5.88
   Combined weighted average yield on
     interest-earning  assets.............................  7.39          7.75        7.81

Weighted average rate paid on:
 Savings deposits.........................................  3.43          3.21        3.11
 Money market.............................................  3.66          3.41        3.10
 Certificate accounts.....................................  4.69          5.23        5.16
   Combined weighted average rate paid on interest-
     bearing liabilities..................................  4.39          4.61        4.62

Spread....................................................  3.00%        3.14%        3.19%



         Rate/Volume Analysis of Net Interest Income. The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                Year Ended June 30,              Year Ended June 30,
                                           ----------------------------    ------------------------------
                                                  1995 vs. 1996                    1996 vs. 1997
                                           ----------------------------    ------------------------------
                                               Increase                       Increase
                                              (Decrease)                     (Decrease)
                                                Due to          Total          Due to             Total
                                           ---------------     Increase    -----------------     Increase
                                           Volume     Rate    (Decrease)   Volume       Rate    (Decrease)
                                           ------     ----    ----------   ------       ----    ----------
                                              (Dollars in Thousands)           (Dollars in Thousands)
Interest-earning assets:
 Loans receivable.......................    $ ---     $ 65       $ 65        $314       $(48)        $266
 Mortgage-backed securities.............      ---       (1)        (1)         73         (5)          68
 Securities available-for-sale..........      (31)       4        (27)         23          7           30
 Interest-bearing deposits..............      108       14        122         (86)         8          (78)
 FHLB stock.............................      ---      ---        ---        ----         (1)          (1)
 FRB stock..............................        2      ---          2           2       ----            2
                                             ----     ----       ----        ----       ----        -----

   Total interest-earning assets........     $ 79     $ 82        161        $326       $(39)         287
                                             ====     ====       ----        ====       ====        -----

Interest-bearing liabilities:
 Savings deposits.......................       (4)      23         19          (1)        (2)          (3)
 Money market...........................        3       (3)       ---         (31)        (2)         (33)
 Certificate accounts...................       (3)      43         40         (25)        (5)         (30)
                                            -----     ----       ----        ----       ----         ----

   Total interest-bearing liabilities...    $  (4)    $ 63         59        $(57)      $ (9)         (66)
                                            =====     ====       ----        ====       ====         ----

Net interest income.....................                         $102                                $353
                                                                 ====                                ====


Asset/Liability Management

         One of the Company's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Company has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective has been to increase the interest-rate sensitivity of the Company's assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Company has emphasized the origination of three to five year balloon mortgage loans, short-term commercial business, real estate (with maximum maturities of five years) and consumer loans for retention in its portfolio.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, the Company's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

         The Company's Board of Directors has formulated an Asset/Liability Management Policy designed to promote long-term profitability while managing interest-rate risk. The Company recognizes the inherent risk in its portfolio, particularly in periods of fluctuating interest rates. Management's principal strategy in managing the Company's interest rate risk has been to maintain short and intermediate term assets in the portfolio, including three and five year balloon mortgage loans, as well as increased levels of commercial business and real estate loans and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Company's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Company's liabilities. The Company does not engage in hedging activities.

         Net Portfolio Value. The Company voluntarily measures its interest rate risk ("IRR") into its internal risk-based capital calculation. The IRR component is a dollar amount that measures the terms of the sensitivity of the Company's net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company measures the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. Management reviews the IRR measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Company's NPV at June 30, 1997, as calculated by the Company.



                                              At June 30, 1997
                     -----------------------------------------------------------------
Change in Rate                Net Portfolio Value             NPV as % of PV of Assets
--------------       ----------------------------------       ------------------------
  (Basis Points)     $ Amount    $ Change      % Change        NPV Ratio     BP Change
  --------------     --------    --------      --------        ---------     ---------
                                  (Dollars in Thousands)
  +400              $8,628          $344            4.1%          48.5%        (167)bp
  +300               8,535           251            3.0           47.9         (120)
  +200               8,465           181            2.2           47.6          (86)
  +100               8,376            92            1.1           47.1          (43)
     0               8,284           ---           ---            46.5          ---
  -100               8,194           (90)          (1.1)          46.0           41
  -200               8,097          (187)          (2.2)          45.5           85
  -300               8,002          (282)          (3.4)          45.0          127
  -400               7,907          (377)          (4.5)          44.4          167


         In the above table, the first column on the left presents the basis point increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present the Company's actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present the Company's percentage change and basis point change in its NPV as a percentage of portfolio value of assets.

         Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The Company's Board of Directors is responsible for reviewing the Company's asset and liability policies. The Board meets monthly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Company's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Company's asset and liability goals and strategies.

Liquidity and Capital Resources

         The Company's primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

         The primary investment activity of the Company is originating one- to four-family residential mortgages, commercial business and real estate loans, and consumer loans to be held to maturity. The Company has in the past purchased whole loans and loan participations, particularly with respect to commercial loans, from other Illinois banks. For the fiscal years ended June 30, 1997, 1996, and 1995, the Company originated loans for its portfolio in the amount of $8,801,000, $4,030,000, and $1,651,000 respectively. Purchases of loans during fiscal 1997, 1996 and 1995 totaled $651,000, $779,000, and $839,000 respectively. For the fiscal years ended June 30, 1997, 1996 and 1995, these activities were funded primarily by principal repayments of $5,663,000, $3,643,000 and $2,209,000 respectively.

         The Company's liquid assets are cash and cash equivalents, which include short-term investments. At June 30, 1997, 1996 and 1995, cash and cash equivalents were $1,650,000, $3,853,000 and $2,037,000 respectively.

         Liquidity management for the Company is both an ongoing and long-term function of the Company's Asset/Liability management strategy. Excess funds generally are invested in deposits at the Federal Home Loan Bank ("FHLB") of Chicago or the Federal Reserve Bank ("FRB") of St. Louis. Should the Company require funds beyond its ability to generate internally, additional sources of funds are available through the FHLB of Chicago and the FRB of St. Louis. The Company has the ability to pledge its FHLB of Chicago and FRB of St. Louis stock or certain other assets as collateral for such advances.

         Federally insured financial institutions, such as the Bank, are required to maintain a minimum level of regulatory capital. The regulations issued by the Office of the Comptroller of the Currency ("OCC") establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations.

         The Bank currently exceeds all of its regulatory capital requirements. At June 30, 1997, the Bank had a leverage ratio of $6.2 million, or 35.0% of adjusted total assets, which is approximately $5.7 million above the minimum requirement of 3.0% of adjusted total assets. Also, on June 30, 1997, the Bank had $6.1 million available for risk-based capital, or 47.9% or risk-weighted assets of $12.8 million, which was approximately $5.0 million above the 8.0% in effect on that date.

Recent Accounting Developments

         The Financial Accounting Standards Board has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Homogeneous loans, such as single-family loans and most categories of consumer loans, are excluded from this requirement. Adoption of these standards is effective for the fiscal year beginning July 1, 1995, based on the present status of the loan portfolio. The adoption of SFAS Nos. 114 and 118 did not have a material effect on the Bank's financial condition or results of operation.

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," is effective beginning calendar year 1996. The statement encourages employers to account for stock compensation awards based on their fair value at the date the awards are granted. However, under the statement, employers can choose not to apply the new accounting method and continue to apply the current accounting requirements, which generally result in no compensation cost for most fixed stock-option plans. The adoption of this statement did not have a material effect on the Company's financial position or results of operation.

         The Financial Accounting Standards Board has issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." These standards do not apply to the Bank.

         The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings per Share," and SFAS No. 129, "Disclosure of Information About Capital Structure." These standards are effective for periods ending after December 15, 1997, and are not expected to have any effect on the Bank.

         The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. This standard requires disclosure only and is not expected to have any impact on the Company's financial condition or results of operation.

Impact of Inflation and Changing Prices

         The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Nearly all the assets and liabilities of the Company are financial, unlike most industrial companies. As a result, the Company's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Company's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of change in interest rates on the Company's performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

                     [LETTERHEAD OF KEMPER CPA GROUP LLC]



                         INDEPENDENT AUDITOR'S REPORT





To the Shareholders and Board of Directors
HBancorporation, Inc.
Lawrenceville, Illinois

We have audited the consolidated statements of financial condition of HBancorporation, Inc. as of June 30, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HBancorporation, Inc. as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

As disclosed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 114 and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan," effective for the fiscal year beginning July 1, 1995.



                                               /s/ Kemper CPA Group L.L.C.
                                               ------------------------------
                                               CERTIFIED PUBLIC ACCOUNTANTS
                                               AND CONSULTANTS

Washington, Indiana
July 15, 1997

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   JUNE 30,

                                                                                   1996                1997
                                                                             ----------------    ---------------
                                                      ASSETS
Cash and Cash Equivalents:
   Cash                                                                      $        103,306    $       357,424
   Interest bearing deposits                                                        3,749,850          1,292,870
                                                                             ----------------    ---------------
         Total Cash and Cash Equivalents                                            3,853,156          1,650,294

Certificates of deposit with other banks                                              601,459            164,730
Investment securities held-to-maturity at cost (fair
   value $32,406 (1996) and $1,028,152 (1997))                                         31,684          1,024,461
Investment securities available-for-sale at fair value                              2,132,044          1,098,227
Loans receivable - net                                                             10,247,277         13,506,764
Office properties and equipment, at cost,
   less accumulated depreciation of $119,388
   (1996) and $130,412 (1997)                                                          42,944             39,153
Federal Home Loan Bank stock, at cost                                                  66,000             66,000
Federal Reserve Bank stock, at cost                                                    67,800             67,800
Other assets                                                                          196,309            184,849
                                                                             ----------------    ---------------
         Total Assets                                                        $     17,238,673    $    17,802,278
                                                                             ================    ===============


                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Passbook savings                                                          $      1,426,133    $     1,940,931
   Money market deposit accounts                                                    1,180,808            384,333
   Certificates of deposit                                                          6,076,221          6,282,479
   Certificates of deposit $100,000 and over                                          229,199            635,853
                                                                             ----------------    ---------------
         Total Deposits                                                             8,912,361          9,243,596

Other Liabilities                                                                     168,296            275,157
                                                                             ----------------    ---------------
         Total Liabilities                                                          9,080,657          9,518,753
                                                                             ----------------    ---------------

Stockholders' Equity:
   Common stock, $.01 par value, 2 million shares authorized, 493,320 issued and outstanding (1996), 491,339 issued and
     outstanding (1997)                                                                 4,933              4,933
   Additional paid in capital                                                       4,505,471          4,514,279
   Retained earnings                                                                3,954,530          4,015,104
   Treasury stock, at cost                                                                -0-            (26,838)
   Net unrealized appreciation on investment securities
     available-for-sale net of deferred tax                                            68,000            111,500
   Unearned ESOP compensation                                                        (374,918)          (335,453)
                                                                             ----------------    ----------------
         Total Stockholders' Equity                                                 8,158,016          8,283,525
                                                                             ----------------    ---------------

         Total Liabilities and Stockholders' Equity                          $     17,238,673    $    17,802,278
                                                                             ================    ===============

See notes to consolidated financial statements.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED JUNE 30,


                                                                    1995             1996              1997
                                                              ---------------   ---------------  ---------------
INTEREST INCOME
   Loans receivable                                           $       779,018   $       852,933  $     1,119,132
   Investments                                                        183,008           270,081          290,670
                                                              ---------------   ---------------  ---------------
         Total Interest Income                                        962,026         1,123,014        1,409,802
                                                              ---------------   ---------------  ---------------

INTEREST EXPENSE
   Deposits                                                           409,644           469,235          402,304
                                                              ---------------   ---------------  ---------------
         Total Interest Expense                                       409,644           469,235          402,304
                                                              ---------------   ---------------  ---------------

         Net Interest Income                                          552,382           653,779        1,007,498
   Provision for Loan Losses                                            9,686             5,000           10,000
                                                              ---------------   ---------------  ---------------
         Net interest income after provision for
          loan losses                                                 542,696           648,779          997,498
                                                              ---------------   ---------------  ---------------

NONINTEREST INCOME
   Gain (loss) on sale of securities                                      -0-             1,299              -0-
   Customer service fees and other                                      3,659             4,075           16,729
                                                              ---------------   ---------------  ---------------
         Total Noninterest Income                                       3,659             5,374           16,729
                                                              ---------------   ---------------  ---------------

NONINTEREST EXPENSES
   General and administrative
     Compensation and benefits                                        190,761           230,410          321,426
     Occupancy and equipment                                           43,046            38,148           39,094
     Deposit insurance premium                                         25,530            26,199           22,140
     SAIF Assessment                                                      -0-               -0-           62,144
     Computer expense                                                  15,038            14,660           21,877
     Legal expense                                                      1,579             7,657           50,787
     Other                                                             54,003            92,175          104,224
                                                              ---------------   ---------------  ---------------
         Total Noninterest Expense                                    329,957           409,249          621,692
                                                              ---------------   ---------------  ---------------

INCOME BEFORE INCOME TAX                                              216,398           244,904          392,535

Income Tax Expense                                                     74,681            73,654          174,100
                                                              ---------------   ---------------  ---------------

NET INCOME                                                    $       141,717   $       171,250  $       218,435
                                                              ===============   ===============  ===============

Netincome per share since conversion on March 29, 1996,
   based on weighted average shares outstanding of
   493,320 (1996) and  465,207 (1997)                                     N/A   $          0.42  $          0.47
                                                              ===============   ===============  ===============

See notes to consolidated financial statements.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                        Common         Paid in        Retained       Treasury
                                                                         Stock         Capital        Earnings         Stock
                                                                        ------         -------        --------       --------
BALANCE, June 30, 1994                                               $         -0-  $         -0-  $   3,641,563   $         -0-
Net income for the year ended June 30, 1995                                    -0-            -0-        141,717             -0-
Change in net unrealized gain on securities
   available-for-sale, net of applicable deferrred
   income taxes of $25,437                                                     -0-            -0-            -0-             -0-
                                                                     -------------  -------------  -------------   -------------

BALANCE, June 30, 1995                                                         -0-            -0-      3,783,280             -0-
Net income for the year ended June 30, 1996                                    -0-            -0-        171,250             -0-
Proceeds from issuance of common stock                                       4,933      4,505,471            -0-             -0-
Effect of contribution to fund ESOP                                            -0-            -0-            -0-             -0-
Change in unrealized gain on securities available-for-
   sale, net of applicable deferred income taxes of $43,000                    -0-            -0-            -0-             -0-
                                                                     -------------  -------------  -------------   -------------

BALANCE, June 30, 1996                                                       4,933      4,505,471      3,954,530             -0-

Net income for the year ended June 30, 1997                                    -0-            -0-        218,435             -0-

Purchase of treasury stock                                                     -0-            -0-            -0-         (26,838))

Dividends declared                                                             -0-            -0-        (157,861)           -0- )

Change in unrealized gain on securities available-for-
   sale, net of applicable deferred income taxes of $78,500                    -0-            -0-            -0-             -0-

Effect of contribution to fund ESOP                                            -0-            -0-            -0-             -0-

Allocation of shares from ESOP                                                 -0-          8,808            -0-             -0-
                                                                     -------------  -------------  -------------   -------------

BALANCE, June 30, 1997                                               $       4,933  $   4,514,279  $   4,015,104   $     (26,838)
                                                                     =============  =============  =============   =============

                                                                     Unrealized      Unearned
                                                                     Gain (Loss)      Compen-          Total
                                                                     Securities       sation           Equity
                                                                     ----------      ---------         ------
BALANCE, June 30, 1994                                             $      11,370  $          -0-  $   3,652,933
Net income for the year ended June 30, 1995                                  -0-             -0-        141,717
Change in net unrealized gain on securities
   available-for-sale, net of applicable deferrred
   income taxes of $25,437                                                39,787             -0-         39,787
                                                                   -------------  --------------  -------------

BALANCE, June 30, 1995                                                    51,157             -0-      3,834,437
Net income for the year ended June 30, 1996                                  -0-             -0-        171,250
Proceeds from issuance of common stock                                       -0-        (394,650)     4,115,754
Effect of contribution to fund ESOP                                          -0-          19,732         19,732
Change in unrealized gain on securities available-for-
   sale, net of applicable deferred income taxes of $43,000               16,843             -0-         16,843
                                                                   -------------  --------------  -------------

BALANCE, June 30, 1996                                                    68,000        (374,918)     8,158,016

Net income for the year ended June 30, 1997                                  -0-             -0-        218,435

Purchase of treasury stock                                                   -0-             -0-        (26,838)

Dividends declared                                                           -0-             -0-       (157,861)

Change in unrealized gain on securities available-for-
   sale, net of applicable deferred income taxes of $78,500               43,500             -0-         43,500

Effect of contribution to fund ESOP                                          -0-          39,465         39,465

Allocation of shares from ESOP                                               -0-             -0-          8,808
                                                                   -------------  --------------  -------------

BALANCE, June 30, 1997                                             $     111,500  $     (335,453) $   8,283,525
                                                                   =============  ==============  =============

See notes to consolidated financial statements.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED JUNE 30,

                                                                    1995             1996              1997
                                                              ---------------   ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                    $       141,717   $       171,250  $       218,435
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                       6,381             7,825           11,024
     (Increase) decrease in other assets                                4,621           (25,606)          38,980
     (Increase) in interest receivable                                (12,911)          (36,418)         (27,520)
     Increase in other liabilities                                     16,033            43,170          106,861
     Provision for loan loss                                            9,686             5,000           10,000
     (Gain) on sale of assets                                             -0-            (1,299)             -0-
                                                              ---------------   ---------------- ---------------
Cash provided by operating activities                                 165,527           163,922          357,780
                                                              ---------------   ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investments in certificates of deposit in other
     financial institutions, net (increase) decrease                   (3,675)         (543,425)         436,729
   Purchase of Federal Home Loan Bank stock                               -0-           (67,800)             -0-
   Proceeds from maturities of investments
     held-to-maturity                                                   8,832            10,812            7,223
   Proceeds from maturities of investments
     available-for-sale                                                   -0-         1,094,505          116,782
   Purchase of investment securities available-for-sale                   -0-        (2,026,775)             -0-
   Purchase of fixed assets                                           (11,955)          (32,802)          (7,233)
   Net (increase) decrease in loans                                  (231,039)          663,369       (3,269,487)
                                                              ---------------   ---------------  ----------------
Cash (used) by investing activities                                  (237,837)         (902,116)      (2,715,986)
                                                              ---------------   ---------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Payment of dividends                                                   -0-               -0-         (157,861)
   Net increase (decrease) in demand deposits, NOW
     accounts, savings accounts and certificates of deposit           135,493        (1,561,636)         331,235
   Proceeds from issuance of common stock                                 -0-         4,115,754              -0-
   Purchase of treasury stock                                             -0-               -0-          (26,838)
   Allocation of ESOP shares                                              -0-               -0-            8,808
                                                              ---------------   ---------------  ---------------
Cash provided by financing activities                                 135,493         2,554,118          155,344
                                                              ---------------   ---------------  ---------------

         Net increase in cash and cash equivalents                     63,183         1,815,924       (2,202,862)

Cash and Cash Equivalents at Beginning of Period                    1,974,049         2,037,232        3,853,156
                                                              ---------------   ---------------  ---------------

Cash and Cash Equivalents at End of Period                    $     2,037,232   $     3,853,156  $     1,650,294
                                                              ===============   ===============  ===============

Cash paid for:
   Interest                                                   $       387,629   $       474,997  $       390,253
                                                              ===============   ===============  ===============
   Income taxes                                               $        68,100   $        34,066  $       126,418
                                                              ===============   ===============  ===============

See notes to consolidated financial statements.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK CONVERSION

HBancorporation, Inc. (the "Company") issued 493,320 shares; $.01 par value common stock, for proceeds of $4,510,404 net expenses of approximately $423,000. Heritage National Bank (the "Bank") converted from a mutual savings association to a stock savings association and then to a national bank immediately following the formation of the holding company and received proceeds of $2,255,202 in exchange for all its common stock. This transaction was accounted for using the historical cost method similar to that in pooling of interest accounting. On April 1, 1996, the Company began trading as a public company on the "pink sheets" published by the National Quotation Bureau, Inc.

Federal regulations require that, upon conversion from a mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event) each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment of all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in such holders' savings account. Federal regulations impose limitations on the payment of dividends and other capital distributions, including, among others, that the Company may not declare or pay a cash dividend on any of its capital stock if the effect thereof would cause the Bank's capital to be reduced below the amount required for the liquidation account or the capital requirements imposed by the Financial Institutions Reform, Recovery, and Enforcement Act. The liquidation account balance was $3,819,589 at conversion.

EMPLOYEE STOCK OWNERSHIP PLAN

Compensation expense is recognized equal to the fair value of ESOP shares that are committed to be released for allocation to participant accounts. To the extent that the fair value of these shares differs from the original cost, the difference is charged or credited to stockholders' equity (additional paid-in capital). The cost of unallocated ESOP shares not yet committed to be released is reflected as a reduction of stockholders' equity.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of HBancorporation, Inc. and its wholly owned subsidiary, Heritage National Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

For purposes of the statements of cash flows, the Bank considers cash and deposits, except for certificates of deposits, with other financial institutions to be cash equivalents.

INVESTMENT SECURITIES

Federal Home Loan Bank stock and Federal Reserve Bank stock are carried at cost. Mortgage-backed securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains or losses on securities available-for-sale are reported as a separate component of retained earnings, net of related taxes. Gains and losses on the sale of investment securities are determined on the specific identification method at the time of sale.

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and uncollected interest. All loans are at fixed interest rates.

Loans are placed on nonaccrual status when the collection of the interest becomes doubtful. Interest previously accrued but not deemed collectible is reversed and charged against current income. Interest income on nonaccrual loans is then recognized only when collected. Loans are considered impaired when it becomes probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Interest income on these loans is recognized as described above depending on the accrual status of the loan.

The allowance for loan losses is maintained at a level considered adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience and trends, changes in the composition of the loan portfolio, the current volume and condition of loans outstanding and the probability of collecting all amounts due. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. It is reasonably possible that management's estimate of the allowance for loan losses may change within a year.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

LOAN-ORIGINATION FEES

The Bank does not charge any loan fees and the costs associated with making loans are immaterial and are expensed when incurred.

OFFICE PROPERTIES AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation. Depreciation on property and equipment is computed using declining balance and straight-line methods over the estimated useful lives of the various classes of assets for both financial reporting and federal income tax purposes. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income from the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

SIGNIFICANT CONCENTRATION OF CREDIT RISK

Most of the Company's business activity is with customers located in southeast Illinois and southwest Indiana. The loans are expected to be repaid from cash flow of the borrowers. Credit losses arising from lending transactions with highly leveraged entities compare favorably with the Bank's credit loss experience on its loan portfolio as a whole. The Bank requires collateral for all real estate and secured loans; and savings accounts are required as collateral for share loans.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed in Note 10:

Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

Loans receivable. Fair values for mortgage loans, consumer loans, commercial real estate, commercial business loans, and financing leases are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued interest. The carrying amounts of accrued interest approximate their fair values.

NET INCOME PER SHARE

Net income for the year ended June 30, 1996, consisted of a $35,952 loss prior to conversion on March 29, 1996 and $207,202 earned subsequent to March 29, 1996. Only earnings subsequent to conversion have been used in the calculation of earnings per share for the period.

RECENT ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Homogeneous loans, such as single-family loans and most categories of consumer loans, are excluded from this requirement. Adoption of these standards is effective for the fiscal year beginning July 1, 1995. The adoption of SFAS Nos. 114 and 118 did not have a material effect on the Bank's financial condition or results of operation.

The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation," which provides guidance on accounting and reporting for stock-based employee compensation plans, including stock options, restricted stock, stock purchase plans, and stock appreciation rights. SFAS No. 123 is effective for nonemployee transactions entered into after December 15, 1995. The adoption of this statement did not have a material effect on the financial statements.

The Financial Accounting Standards Board has issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." These standards do not apply to the Bank.

The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings per Share," and SFAS No. 129, "Disclosure of Information About Capital Structure." These standards are effective for periods ending after December 15, 1997, and are not expected to have any effect on the Bank.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. This standard requires disclosure only and is not expected to have any impact on the Company's financial condition or results of operation.

NOTE 2 - INVESTMENT SECURITIES

Investment securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at June 30 follow:

                                                                         Gross          Gross
                                                        Amortized     Unrealized     Unrealized         Fair
                                                          Cost           Gains         Losses           Value
                                                     -------------   -------------  -------------  -------------
Available-for-Sale Securities:
   June 30, 1996:
     FHLMC Common Stock                              $       4,563   $     112,052  $         -0-  $     116,615
     FHLB Securities                                     1,000,000             -0-          9,845        990,155
     FHLMC Pool                                          1,016,480           8,794            -0-      1,025,274
                                                     -------------   -------------  -------------  -------------
                                                     $   2,021,043   $     120,846  $       9,845  $   2,132,044
                                                     =============   =============  =============  =============

   June 30, 1997:
     FHLMC Common Stock                              $       4,563   $     186,817  $         -0-  $     191,380
     FHLMC Pool                                            903,664           3,183            -0-        906,847
                                                     -------------   -------------  -------------  -------------
                                                     $     908,227   $     190,000  $         -0-  $   1,098,227
                                                     =============   =============  =============  =============

Held-to-Maturity Securities:
   June 30, 1996:
     GNMA Certificates                               $      31,684   $         722  $         -0-  $      32,406
                                                     =============   =============  =============  =============

   June 30, 1997:
     FHLB Securities                                 $   1,000,000   $       2,884  $         -0-  $   1,002,884
     GNMA Certificates                                      24,461             807            -0-         25,268
                                                     -------------   -------------  -------------  -------------
                                                     $   1,024,461   $       3,691  $         -0-  $   1,028,152
                                                     =============   =============  =============  =============

Gross realized gains on sales of available-for-sale securities were $1,299 and $-0-, respectively, in 1996 and 1997. Total proceeds received from the sales of available-for-sale securities were $1,094,505 and $-0- respectively, in 1996 and 1997.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - INVESTMENT SECURITIES, CONTINUED

The scheduled maturities of securities held-to-maturity and securities available-for-sale at June 30, 1997, were as follows:

                                                          Held-to-Maturities             Available-for-Sale
                                                              Securities                     Securities
                                                     -----------------------------  ----------------------------
                                                        Amortized          Fair         Amortized         Fair
                                                          Cost             Value          Cost            Value
                                                     -------------   -------------  -------------  -------------
Due in one year or less                              $     202,850   $     203,521  $     161,722  $     176,851
Due from one to five years                                 814,249         817,026        628,636        707,402
Due from five to ten years                                   7,362           7,605        117,869        213,974
Due after ten years                                            -0-             -0-            -0-            -0-
                                                     -------------   -------------  -------------  -------------
                                                     $   1,024,461   $   1,028,152  $     908,227  $   1,098,227
                                                     =============   =============  =============  =============

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following at June 30,

                                                        1996                1997
                                                  ----------------    ---------------
Real Estate Loans:
   One- to four-family                            $      7,175,121    $     5,801,198
   Commercial                                              702,070          3,695,066
   Multi-family                                            206,125            187,030
   Construction                                            101,174            432,101
                                                  ----------------    ---------------
         Total real estate loans                         8,184,490         10,115,395
                                                  ----------------    ---------------

Other Loans:
   Consumer Loans:
     Deposit account                                         9,828             21,123
     Secured                                               268,237            458,452
     Unsecured                                             148,010            200,904
                                                  ----------------    ---------------
         Total consumer loans                              426,075            680,479
   Commercial business loans                             1,975,125          2,984,283
   Financing leases                                        220,455            146,033
                                                  ----------------    ---------------
         Total other loans                               2,621,655          3,810,795
                                                  ----------------    ---------------
   Total loans receivable, gross                        10,806,145         13,926,190

Less:
   Loans in process                                        440,451            291,009
   Allowance for losses                                    118,417            128,417
                                                  ----------------    ---------------
         Total loans receivable, net              $     10,247,277    $    13,506,764
                                                  ================    ===============

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - LOANS RECEIVABLE, CONTINUED

The scheduled maturities of loans receivable at June 30, 1997 were as follows:

                                   One-
                                  to-Four    Multi-family    Financing                 Commercial
                                  Family      Commercial      Leases      Consumer      Business        Total
                               -----------  --------------  -----------  -----------  -----------  -------------
Due in one year or less        $ 1,080,050  $    5,329,895  $    78,015  $   680,479  $ 2,984,283  $  10,152,722
Due from one to five years       2,221,345       1,484,105       68,018          -0-          -0-      3,773,468
Due from five to ten years             -0-             -0-          -0-          -0-          -0-            -0-
Due after ten years                    -0-             -0-          -0-          -0-          -0-            -0-
                               -----------  --------------  -----------  -----------  -----------  -------------
                               $ 3,301,395  $    6,814,000  $   146,033  $   680,479  $ 2,984,283  $  13,926,190
                               ===========  ==============  ===========  ===========  ===========  =============

Activity in the allowance for loan losses is summarized as follows:

                                                                           June 30,
                                                    --------------------------------------------------
                                                          1995             1996              1997
                                                    ---------------   ---------------  ---------------
Balance at beginning of year                        $       113,417   $       113,417  $       118,417
Provision charged to income                                   9,686             5,000           10,000
Charge-offs                                                  (9,686)              -0-              -0-
Recoveries                                                      -0-               -0-              -0-
                                                    ---------------   ---------------  ---------------
         Balance at end of year                     $       113,417   $       118,417  $       128,417
                                                    ===============   ===============  ===============

At June 30, 1996 and 1997, the total recorded investment in impaired loans was -0- and -0-, respectively. The average recorded investment in impaired loans amounted to -0- and -0- for the years ended June 30, 1996 and 1997, respectively. Interest income on impaired loans of -0-and -0- was recognized for cash payments received in 1996 and 1997, respectively.

In the ordinary course of business, the Bank commits to extend credit for real estate loans prior to making the loans. The Bank uses the same credit policies for commitments as it does for on-balance sheet loans. Outstanding commitments at June 30, 1996 and 1997 were immaterial.

NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consist of the following at June 30,

                                                    1996             1997
                                              --------------    -------------
Buildings and improvements                    $       53,029    $      53,029
Office equipment                                     109,303          116,536
                                              --------------    -------------
                                                     162,332          169,565
Less accumulated depreciation                       (119,388)        (130,412)
                                              --------------    --------------
Office properties and equipment, net          $       42,944    $      39,153
                                              ==============    =============

Depreciation expense for the years ended June 30, 1996 and 1997, was $7,825 and $11,024, respectively.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $229,199 and $635,853 at June 30, 1996 and 1997, respectively.

Deposits in excess of $100,000 are not insured. Interest expense on certificates of deposit exceeding $100,000 was approximately $10,398, $17,528, and $30,996, for the years ended June 30, 1995, 1996, and 1997, respectively.

Interest expense of deposits is summarized as follows for the years ended June
30,

                                        1995           1996            1997
                                    -------------  -------------  -------------
Passbook savings                    $      41,479  $      60,589  $      57,227
Money Market Deposits                      45,832         46,420         42,911
Certificates of deposits                  322,333        362,226        302,166
                                    -------------  -------------  -------------
                                    $     409,644  $     469,235  $     402,304
                                    =============  =============  =============

NOTE 6 - INCOME TAXES

The provision for income taxes for the years ended June 30 consists of the following:

                                1995           1996            1997
                            -------------  -------------  -------------
Current                     $      72,815  $      46,389  $     170,038
Deferred                            1,866         27,265          4,062
                            -------------  -------------  -------------
                            $      74,681  $      73,654  $     174,100
                            =============  =============  =============

Total income tax expense as shown in the statement of operation is reconciled to the amount computed by applying the maximum rate to income taxes as follows:

                                                       Years ended June 30,
                                            -------------------------------------------
                                                1995           1996            1997
                                            -------------  -------------  -------------
Expected income tax at 34% rate             $      73,575  $      83,267  $     145,991
Increase (Decrease) resulting from
   State income tax effect                          8,689          9,796         20,856
   Surtax exemption                                (5,930)        (5,930)           -0-
   Other                                           (1,653)       (13,479)         7,253
                                            -------------  -------------  -------------
                                            $      74,681  $      73,654  $     174,100
                                            =============  =============  =============
   Effective tax rate                               34.5%          30.1%          40.5%
                                            =============  =============  =============

Deferred tax liabilities have been provided for taxable temporary differences related to unrealized gains on available-for-sale securities, accumulated depreciation and cash-accrual differences. The deferred tax liabilities in the accompanying consolidated statements of financial condition include the following components at June 30:

                                                                    1996                1997
                                                              ----------------    ---------------
Unrealized gains on available-for-sale securities             $         43,000    $        78,500
Accumulated depreciation                                                 9,533             10,014
Cash-accrual conversions                                                38,977             42,559
                                                              ----------------    ---------------
         Deferred tax liability                               $         91,510    $       131,073
                                                              ================    ===============

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS

Pension Benefits

The Bank established a simplified employee pension-Individual Retirement Account plan effective January 1, 1993, which was dissolved in August 1996, covering all full-time employees with at least three years of service. The Bank may contribute up to 15% of each employee's compensation or $30,000, whichever is less. For the years ended June 30, 1995, 1996, and 1997, the Bank contributed $17,284, $19,806, and $3,822, respectively.

Employee Stock Ownership Plan

Concurrent with the conversion the board of directors approved the adoption of the HBancorporation, Inc. Employees Stock Ownership Plan (the "ESOP"). The ESOP is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code, eligibility is based on hours of service, date of hire, and age. Contributions to the ESOP are determined by the board of directors, in the form of cash or the Company's common stock. No employee contributions are accepted. Contributions are allocated based on the ratio of the participant's compensation to total compensation of all participants. Participant's account balances are fully vested after five years of service. ESOP expense recorded for the years ended June 30, 1996 and 1997 totaled $25,829 and $39,465, respectively, with cost at the basis at issuance to the trust of $10 per share or 39,465 shares committed to be allocated at June 30, 1996 and 37,484 shares committed to be allocated at June 30, 1997. At June 30, 2997, 4,025 shares were allocated and 700 shares were in suspense. The fair value of unallocated shares at June 30, 1997 was $249,746.

Recognition and Retention Plan (RRP)

On April 28, 1997, the stockholders' approved the HBancorporation, Inc. Recognition and Retention Plan. The purpose of this plan is to provide directors, officers and employees with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Company and the Bank. The terms of each RRP will be identical, only the participants and the number of shares awarded to each participant vary. Eligible directors, officers and other key employees of the Company will earn (i.e., become vested in) shares of common stock covered by the award at a rate of 20% per year, with the first installment vesting April 28, 1997 and annually thereafter.

Pursuant to the RRP, 24,666 shares of Common Stock (or 5.0% of the current outstanding shares of the Company), funded from either authorized but unissued shares or issued shares subsequently reacquired and held as treasury shares, will be available for awards. The Company completed the funding of the plan in August 1997 by purchasing 12,000 shares of common stock in the open market at a total cost of approximately $188,388 which reduced consolidated stockholders' equity. The cost of shares granted under the plan will be amortized to compensation expense over the related vesting period. The Company had purchased 1,900 shares prior to June 30, 1997, at a cost of $26,838, which is shown as treasury stock on the consolidated statements of financial condition.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, CONTINUED

1997 Stock Option and Incentive Plan

On April 28, 1997, the stockholders approved the HBancorporation, Inc. 1997 Stock Option and Incentive Plan. Pursuant to the Stock Option Plan, the Company will reserve for issuance thereunder either from authorized but unissued shares or from issued shares reacquired and held as treasury shares, 59, 198 shares of the Common Stock (12.0% of the Company's current shares outstanding). Management currently intends, to the extent practicable and feasible, to fund the Stock Option Plan from issued shares reacquired by the Company in the open market. Awards under the plan may be in the form of stock options, stock appreciation rights or limited stock appreciation rights. Awards made under the plan vest at a rate of one-fifth of the initial award per year, subject to the participant maintaining continuous service since the date of grant.

NOTE 8 - RELATED PARTIES

Transactions with related parties include loans receivable and savings accounts of officers and directors. Loan balances of related parties at June 30, 1996 and 1997, are $85,222 and $47,176, respectively. Savings account balances of related parties at June 30, 1996 and 1997, are $216,812 and $304,235, respectively.

NOTE 9 - REGULATIONS ON BANK DIVIDENDS AND CASH

The principal source of income and funds for the Company is dividends from the Bank. During the year 1998, the amount of dividends that the Bank can pay to the Company without obtaining prior regulatory approval is limited to the total of their 1997 net income and $832,038 (the amount available at June 30, 1997). As a practical matter, the Bank may restrict dividends to a lesser amount because of the need to maintain adequate capital structures.

The Bank is required by the Federal Reserve Bank to maintain non-interest bearing cash reserve balances which are dependent on the amounts and types of deposits held by the Bank. At June 30, 1997, the Bank had $67,800 of FRB stock, which was in compliance with these reserve requirements.

NOTE 10 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are provided in the following table. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both: a) Imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or, b) Conveys to a second entity a contractual right to receive cash or another financial instrument from the first entity. All of the Company's assets and liabilities are not financial instruments, as defined, and are therefore not included in the table.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED

The estimated fair values of the Company's financial instruments at June 30 were as follows:

                                                                 1996                           1997
                                                     -----------------------------  ----------------------------
                                                        Carrying         Fair         Carrying          Fair
                                                         Amount          Value         Amount           Value
                                                     -------------   -------------  -------------  -------------
Financial assets:
   Cash and interest bearing deposits                $   3,853,156   $   3,853,156  $   1,650,294  $   1,650,294
   Certificates of deposits                                601,459         601,459        164,730        164,730
   Investments securities held to maturity                  31,684          32,406      1,024,461      1,028,152
   Investment securities available-for-sale              2,132,044       2,132,044      1,098,227      1,098,227
   Loans receivable, net                                10,247,277       8,928,620     13,506,764     11,895,816
   Interest receivable                                     139,787         139,787        167,307        167,307

Financial liabilities:
   Deposits                                             (8,912,361)     (8,540,459)    (9,243,596)    (8,816,637)
   Interest payable                                        (52,677)        (52,677)       (64,728)       (64,728)

NOTE 11 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Presented below is condensed financial information as to financial position and results of operations of HBancorporation, Inc. only as of June 30,

                       STATEMENTS OF FINANCIAL CONDITION

                                                                    1996              1997
                                                               ---------------  ---------------
Assets:
   Cash and cash equivalents                                   $     1,893,288  $     1,749,949
   Investment in subsidiary                                          5,891,129        6,233,373
   Note receivable from ESOP                                           374,918          335,453
   Prepaid income taxes                                                    -0-            1,600
                                                               ---------------  ---------------
                                                               $     8,159,335  $     8,320,375
                                                               ===============  ===============

Liabilities and Stockholders' Equity:
   Accounts payable                                            $           500  $           -0-
   Accrued expenses                                                        819           36,850
   Common stock                                                          4,933            4,933
   Paid in capital                                                   4,505,471        4,514,279
   Retained earnings                                                 3,954,530        4,015,104
   Treasury stock                                                          -0-          (26,838)
   Unearned compensation                                              (374,918)        (335,453)
   Unrealized gain on securities available-for-sale                     68,000          111,500
                                                               ---------------  ---------------
                                                               $     8,159,335  $     8,320,375
                                                               ===============  ===============

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, CONTINUED

                           STATEMENTS OF OPERATIONS

                                                                          1996             1997
                                                                     ---------------  ---------------
Interest income                                                      $        19,727  $        75,924
Income from subsidiary                                                       195,957          259,279
                                                                     ---------------  ---------------
   Total income                                                              215,684          335,203
                                                                     ---------------  ---------------
Compensation expense                                                             -0-           45,658
Office expense                                                                   -0-              402
Legal expense                                                                  2,904           53,650
Franchise fees                                                                   -0-           17,060
                                                                     ---------------  ---------------
   Total expenses                                                              2,904          116,770
                                                                     ---------------  ---------------
Income before income taxes                                                   212,780          218,433
Income taxes                                                                   5,138              -0-
                                                                     ---------------  ---------------
Net income                                                           $       207,642  $       218,433
                                                                     ===============  ===============

                           STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                        $       207,642  $       218,433
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Increase (decrease) in accounts payable                                     500           (2,100)
     Increase (decrease) in accrued expenses                                     818           36,032
                                                                     ---------------  ---------------
Cash provided by operating activities                                        208,960          252,365
                                                                     ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Issuance of note receivable                                              (394,650)             -0-
   Payments of note receivable                                                19,732           39,465
   Proceeds from issuance of common stock                                  2,255,203              -0-
   Allocation of ESOP shares                                                     -0-            8,808
   Purchase of treasury stock                                                    -0-          (26,838)
   Investment in subsidiary                                                 (195,957)        (259,279)
                                                                     ---------------  ----------------
Cash (used) provided by investing activities                               1,684,328         (237,844)
                                                                     ---------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of dividends                                                          -0-         (157,862)
                                                                     ---------------  -----------------
Cash (used) by financing activities                                              -0-         (157,862)
                                                                     ---------------  -----------------

         Net increase (decrease) in cash and cash equivalents              1,893,288         (143,341)

Cash and cash equivalents at beginning of period                                 -0-        1,893,288
                                                                     ---------------  ---------------

Cash and cash equivalents at end of period                           $     1,893,288  $     1,749,947
                                                                     ===============  ===============

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, CONTINUED

                      STATEMENTS OF CASH FLOWS, CONTINUED

                                                                       1996              1997
                                                                  ---------------  ---------------
Cash paid for:
   Income taxes                                                   $         4,320  $         2,418
                                                                  ===============  ===============

Non-cash Investing Activities:
   Subsidiary investment transferred to stock and
     paid-in capital in connection with stock
     conversion, net of expenses totaling $422,916                $     4,128,388  $           -0-
                                                                  ===============  ===============

NOTE 12 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997 that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                             HBANCORPORATION, INC.
                            LAWRENCEVILLE, ILLINOIS

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - REGULATORY MATTERS, CONTINUED

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                              To Be Well
                                                                      For Capital          Capitalized Under
                                             Actual                Adequacy Purposes:      Action Provisions:
                                    ------------------------    ----------------------    ----------------------
                                       Amount        Ratio        Amount        Ratio       Amount        Ratio
                                    -------------   --------    ------------   -------    ------------   -------
As of June 30, 1996
   Total Capital
     (to Risk-Weighted Assets)      $   5,891,000      62.1%    *$   759,120     *8.0%    *$   948,900    *10.0%
   Tier I Capital
     (to Risk-Weighted Assets)      $   5,815,000      61.3%    *$   379,560     *4.0%    *$   569,340    * 6.0%
   Tier I Capital
     (to Average Assets)            $   5,815,000      32.2%    *$   721,880     *4.0%    *$   902,350    * 5.0%
As of June 30, 1997
   Total Capital
     (to Risk-Weighted Assets)      $   6,233,000      48.8%    *$ 1,022,640     *8.0%    *$ 1,278,300    *10.0%
   Tier I Capital
     (to Risk-Weighted Assets)      $   6,121,000      47.9%    *$   511,320     *4.0%    *$   766,980    * 6.0%
   Tier I Capital
     (to Average Assets)            $   6,121,000      34.9%    *$   700,819     *4.0%    *$   876,024    * 5.0%

*Equal to or greater than

                     HBANCORPORATION, INC. AND SUBSIDIARY
                            STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 10:00 a.m., Tuesday, October 28, 1997, at the Elks Lodge located at 519 12th Street, Lawrenceville, Illinois.

STOCK LISTING

The Company's stock is traded on the "pink sheets" published by the National Quotation Bureau, Inc. under the symbol "HBIN."

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low bid prices of the Common Stock. These prices do not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.


                                             High          Low        Dividends

June 30, 1996......................         $11.56        $11.00         $.08
September 30, 1996.................         $12.00        $11.50         $.08
December 31, 1996..................         $13.75        $13.00         $.08
March 31, 1997.....................         $13.75        $13.00         $.08
June 30, 1997......................         $15.50        $14.50         $.08


Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 9 of the Notes to Financial Statements included in this report.

As of June 30, 1997, the Company had approximately 115 stockholders of record and 491,420 outstanding shares of common stock.

SHAREHOLDERS AND GENERAL INQUIRIES                 TRANSFER AGENT

         Kevin J. Kavanuagh, President             Register and Transfer Company
         HBancorporation, Inc.                     10 Commerce Drive
         619 12th Street                           Cranford, New Jersey  07016
         Lawrenceville, Illinois 62439             (908) 272-8511
         (618) 943-2515

ANNUAL AND OTHER REPORTS

The Company is required to file an annual report on Form 10-KSB for its fiscal year ended June 30, 1997, with the Securities and Exchange Commission. Copies of the Form 10-KSB annual report and the Company's quarterly reports may be obtained without charge by contacting:

         Kevin J. Kavanuagh, President
         HBancorporation, Inc.
         619 12th Street
         Lawrenceville, Illinois 62439
         (618) 943-2515

                     HBANCORPORATION, INC. AND SUBSIDIARY
                             CORPORATE INFORMATION

COMPANY AND BANK ADDRESS

         619 12th Street
         Lawrenceville, Illinois 62439


Telephone:        (618) 943-2515
Fax:              (618) 943-6345

DIRECTORS OF THE BOARD


Kevin J. Kavanaugh
         Chairman of the Board, President
            and Chief Executive Officer of
            HBancorporation, Inc.
         Lawrenceville, Illinois

Robert R. Ernest
         Retired Oil and Gas Company
         General Foreman
         Lawrenceville, Illinois

Henry J. DeBuisseret, Jr.
         Owner of HJD Farms
          and Fort Knox Incorporated
         Liquor Stores
         Vincennes, Indiana

John H. White
         Retired Owner of Construction Company
         Lawrenceville, Illinois

L. Patrick Kavanaugh
         Chairman of the Board and Vice President of Emulsion, Inc.
         Lawrenceville, Illinois

Mary E. Denison
         Retired Managing Officer of Lawrenceville
         Federal Savings and Loan Company, the
         predecessor institution to Heritage National
         Bank
         Lawrenceville, Illinois

                 HBANCORPORATION, INC. AND SUBSIDIARY OFFICERS

Kevin J. Kavanaugh
         Chairman of the Board, President
          and Chief Executive Officer


Cleora Gillespie
         Secretary



INDEPENDENT AUDITORS

Kemper CPA Group, L.L.C.
515 East South Street
Washington, Indiana  47501


SPECIAL COUNSEL

Silver, Freedman & Taff, L.L.P.
1100 New York Avenue, N.W.
Washington, D.C.  20005