Form 10KSB, Exhibit 13
period 1998-06-30
HBANCORPORATION INC
filed 1998-09-25
CIK 818761

HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                        CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1997 AND 1998

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
INDEPENDENT AUDITOR'S REPORT                                               1

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                             2

CONSOLIDATED STATEMENTS OF OPERATIONS                                      3

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                 4

CONSOLIDATED STATEMENTS OF CASH FLOWS                                      5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               6 - 20

                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Board of Directors
HBancorporation, Inc.
Lawrenceville, Illinois

We have audited the consolidated statements of financial condition of HBancorporation, Inc. as of June 30, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HBancorporation, Inc. as of June 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.


                                                    CERTIFIED PUBLIC ACCOUNTANTS
                                                    AND CONSULTANTS

Washington, Indiana
August 6, 1998

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                    JUNE 30,

                                                                                   1997                1998
                                                                             ----------------    ---------------
                                                       ASSETS
Cash and Cash Equivalents:
   Cash                                                                      $        357,424    $       612,736
   Interest bearing deposits                                                        1,292,870          2,120,840
                                                                             ----------------    ---------------
         Total Cash and Cash Equivalents                                            1,650,294          2,733,576

Certificates of deposit with other banks                                              164,730                -0-
Investment securities held-to-maturity at cost (fair
   value $1,028,152 (1997) and $1,030,465 (1998))                                   1,024,461          1,022,166
Investment securities available-for-sale at fair value                              1,098,227          1,628,638
Loans receivable - net                                                             13,506,764         15,582,966
Office properties and equipment, at cost,
   less accumulated depreciation of $130,412
   (1997) and $144,216 (1998)                                                          39,153             51,451
Federal Home Loan Bank stock, at cost                                                  66,000             87,500
Federal Reserve Bank stock, at cost                                                    67,800             67,800
Other assets                                                                          184,849            284,153
                                                                             ----------------    ---------------
         Total Assets                                                        $     17,802,278    $    21,458,250
                                                                             ================    ===============


                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Passbook savings                                                          $      1,940,931    $     1,871,150
   Money market accounts                                                              384,333            681,126
   Certificates of deposit                                                          6,282,479          7,969,700
   Certificates of deposit $100,000 and over                                          635,853          1,771,564
                                                                             ----------------    ---------------
         Total Deposits                                                             9,243,596         12,293,540
                                                                             ----------------    ---------------

   Advances from FHLB                                                                     -0-          1,750,000

Other Liabilities                                                                     275,157            365,237
                                                                             ----------------    ---------------
         Total Liabilities                                                          9,518,753         14,408,777
                                                                             ----------------    ---------------

Stockholders' Equity:
   Common stock, $.01 par value, 2 million shares authorized,
     493,320 issued and outstanding (1997) and (1998)                                   4,933              4,933
   Additional paid in capital                                                       4,514,279          4,540,644
   Retained earnings                                                                4,015,104          4,166,189
   Treasury stock, at cost                                                            (26,838)        (1,359,078)
   Net unrealized appreciation on investment securities
     available-for-sale net of deferred tax                                           111,500            164,250
   Unearned ESOP & recognition and retention shares                                  (335,453)          (467,465)
                                                                             ----------------    ----------------
         Total Stockholders' Equity                                                 8,283,525          7,049,473
                                                                             ----------------    ---------------

         Total Liabilities and Stockholders' Equity                          $     17,802,278    $    21,458,250
                                                                             ================    ===============

The accompanying notes are an integral part of these consolidated financial statements

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED JUNE 30,

                                                                    1996             1997              1998
                                                              ---------------   ---------------  ---------------
INTEREST INCOME
   Loans receivable                                           $       852,933   $     1,119,132  $     1,380,460
   Investments                                                        270,081           290,670          294,266
                                                              ---------------   ---------------  ---------------
         Total Interest Income                                      1,123,014         1,409,802        1,674,726
                                                              ---------------   ---------------  ---------------

INTEREST EXPENSE
   Deposits                                                           469,235           402,304          502,437
   Interest on FHLB advances                                              -0-               -0-           78,015
                                                              ----------------  ---------------- ---------------
         Total Interest Expense                                       469,235           402,304          580,452
                                                              ---------------   ---------------  ---------------

         Net Interest Income                                          653,779         1,007,498        1,094,274
   Provision for Loan Losses                                            5,000            10,000            5,000
                                                              ---------------   ---------------  ---------------
         Net interest income after provision for
          loan losses                                                 648,779           997,498        1,089,274
                                                              ---------------   ---------------  ---------------

NONINTEREST INCOME
   Gain (loss) on sale of securities                                    1,299               -0-              -0-
   Customer service fees and other                                      4,075            16,729           38,657
                                                              ---------------   ---------------  ---------------
         Total Noninterest Income                                       5,374            16,729           38,657
                                                              ---------------   ---------------  ---------------

NONINTEREST EXPENSES
   General and administrative
     Compensation and benefits                                        230,410           321,426          369,336
     Occupancy and equipment                                           38,148            39,094           41,813
     Deposit insurance premium                                         26,199            22,140           19,751
     SAIF Assessment                                                      -0-            62,144              -0-
     Computer expense                                                  14,660            21,877           18,005
     Legal and professional expense                                     7,657            50,787           48,754
     Other                                                             92,175           104,224          104,249
                                                              ---------------   ---------------  ---------------
         Total Noninterest Expense                                    409,249           621,692          601,908
                                                              ---------------   ---------------  ---------------

INCOME BEFORE INCOME TAX                                              244,904           392,535          526,023

Income Tax Expense                                                     73,654           174,100          187,581
                                                              ---------------   ---------------  ---------------

NET INCOME                                                    $       171,250   $       218,435  $       338,442
                                                              ===============   ===============  ===============

Earnings Per Share
   Primary                                                    $          0.42   $          0.47  $          0.85
                                                              ===============   ===============  ===============

   Fully diluted                                              $          0.42   $          0.47  $          0.77
                                                              ===============    ==============  ===============

The accompanying notes are an integral part of these consolidated financial statements.

                              HBANCORPORATION, INC
                             LAWRENCEVILLE, ILLINOS
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                          Common        Paid in         Retained           Treasury
                                                                           Stock        Capital         Earnings            Stock
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1995                                                       $0               $0       $3,783,280                $0
Net income for the year ended June 30, 1996                                   0                0          171,250                 0
Proceeds from issuance of common stock                                    4,933        4,505,471                0                 0
Effect of contribution to fund ESOP
Change in unrealized gain on securities available for sale
net of applicable deferred income taxes of $43,000                            0                0                0                 0
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1996                                                    4,933        4,505,471        3,954,530                 0

Net income for the year ended June 30, 1997                                   0                0          218,435                 0
Purchase of treasury stock                                                    0                0                0           (26,838)
Dividends declared                                                            0                0         (157,861)                0
Change in unrealized gain on securities available for sale
net of applicable deferred income taxes of $78,500                            0                0                0                 0
Effect of contribution to fund ESOP                                           0                0                0                 0
Allocation of shares from ESOP                                                0            8,808                0                 0
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1997                                                    4,933        4,514,279        4,015,104           (26,838)

Net income for the year ended June 30, 1998                                   0                0          338,442                 0
Purchase of treasury stock                                                    0                0                0        (1,638,040)
Issuance of treasury stock to RRP                                             0                0                0           305,800
Dividends declared                                                            0                0         (145,824)                0
Change in unrealized gain on securities available-for-sale
net of applicable deferred income taxes of $115,500                           0                0                0                 0
Effect of contribution to fund ESOP                                           0                0                0                 0
ESOP and RRP cost                                                             0                0          (41,533)                0
Allocation ESOP shares                                                        0           26,365                0                 0
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1998                                                   $4,933       $4,540,644       $4,166,189       ($1,359,078)
                                                                ====================================================================


                                                                      Unrealized              ESOP           RRP
                                                                     Gain (Loss)             Compen-        Compen-          Total
                                                                     Securities              sation         sation           Equity
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1995                                                  $51,157               $0               $0        $3,834,437
Net income for the year ended June 30, 1996                                   0                0                0           171,250
Proceeds from issuance of common stock                                        0         (394,650)               0         4,115,754
Effect of contribution to fund ESOP                                                       19,732                0            19,732
Change in unrealized gain on securities available for sale
net of applicable deferred income taxes of $43,000                       16,843                0                0            16,843
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1996                                                   68,000         (374,918)               0         8,158,016

Net income for the year ended June 30, 1997                                   0                0                0           218,435
Purchase of treasury stock                                                    0                0                0           (26,838)
Dividends declared                                                            0                0                0          (157,861)
Change in unrealized gain on securities available for sale
net of applicable deferred income taxes of $78,500                       43,500                0                0            43,500
Effect of contribution to fund ESOP                                           0           39,465                0            39,465
Allocation of shares from ESOP                                                0                0                0             8,808
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1997                                                  111,500         (335,453)               0         8,283,525

Net income for the year ended June 30, 1998                                   0                0                0           338,442
Purchase of treasury stock                                                    0                0                0        (1,638,040)
Issuance of treasury stock to RRP                                             0                0                0           305,800
Dividends declared                                                            0                0                0          (145,824)
Change in unrealized gain on securities available-for-sale
net of applicable deferred income taxes of $115,500                      52,750                0                0            52,750
Effect of contribution to fund ESOP                                           0           39,465                0            39,465
ESOP and RRP cost                                                             0                0         (171,477)         (213,010)
Allocation ESOP shares                                                        0                0                0            26,365
                                                                --------------------------------------------------------------------
BALANCE, June 30, 1998                                                 $164,250        ($295,988)       ($171,477)       $7,049,473
                                                                ====================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,

                                                                    1996             1997              1998
                                                              ---------------   ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                    $       171,250   $       218,435  $       338,442
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                       7,825            11,024           13,804
     (Increase) decrease in other asset                               (25,606)           38,980          (19,174)
     (Increase) in interest receivable                                (36,418)          (27,520)         (80,130)
     Increase in other liabilities                                     43,170           106,861           90,080
     Provision for loan loss                                            5,000            10,000            5,000
     (Gain) on sale of assets                                          (1,299)              -0-              -0-
                                                              ---------------   ---------------  ---------------
Cash provided by operating activities                                 163,922           357,780          348,022
                                                              ---------------   ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Investments in certificates of deposit in other
     financial institutions, net (increase) decrease                 (543,425)           436,729         164,730
   Purchase of Federal Home Loan Bank stock                               -0-               -0-         (21,500)
   Purchase of Federal Reserve Bank stock                             (67,800)              -0-              -0-
   Proceeds from maturities of investments
     held-to-maturity                                                  10,812             7,223        1,002,295
   Purchase of investment securities held to maturity                     -0-               -0-       (1,000,000)
   Proceeds from maturities of investments
     available-for-sale                                             1,094,505           116,782          535,873
   Purchase of investment securities available-for-sale            (2,026,775)              -0-       (1,013,534)
   Purchase of fixed assets                                           (32,802)           (7,233)         (26,102)
   Net (increase) decrease in loans                                   663,369        (3,269,487)      (2,081,202)
                                                              ---------------   ---------------  ---------------
Cash (used) by investing activities                                  (902,116)       (2,715,986)      (2,439,440)
                                                              ---------------   ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Payment of dividends                                                   -0-          (157,861)        (145,824)
   Advances from FHLB                                                     -0-               -0-        1,750,000
   Net increase (decrease) in demand deposits, NOW
     Accounts, savings accounts and certificates of deposits       (1,561,636)          331,235        3,049,944
   Proceeds from issuance of common stock                           4,115,754               -0-              -0-
   Purchase of treasury stock                                             -0-           (26,838)      (1,638,040)
   Issuance of treasury stock to RRP                                      -0-               -0-          305,800
   Contribution to fund ESOP                                              -0-               -0-           39,465
   Allocation of ESOP shares                                              -0-             8,808           26,365
   ESOP and RRP cost                                                      -0-               -0-         (213,010)
                                                              ---------------   ---------------  ---------------
Cash provided by financing activities                               2,554,118           155,344        3,174,700
                                                              ---------------   ---------------  ---------------

         Net increase in cash and cash equivalents                  1,815,924        (2,202,862)       1,083,282

Cash and Cash Equivalents at Beginning of Period                    2,037,232         3,853,156        1,650,294
                                                              ---------------   ---------------  ---------------

Cash and Cash Equivalents at End of Period                    $     3,853,156   $     1,650,294  $     2,733,576
                                                              ===============   ===============  ===============

Cash paid for:
   Interest                                                   $       474,997   $       390,253  $       538,495
                                                              ===============   ===============  ===============
   Income taxes                                               $        34,066   $       126,418  $       193,481
                                                              ===============   ===============  ===============

The accompanying notes are an integral part of these consolidated financial statements.

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK CONVERSION

HBancorporation, Inc. (the "Company") issued 493,320 shares; $.01 par value common stock, for proceeds of $4,510,404 net expenses of approximately $423,000. Heritage National Bank (the "Bank") converted from a mutual savings association to a stock savings association and then to a national bank immediately following the formation of the holding company and received proceeds of $2,255,202 in exchange for all its common stock. This transaction was accounted for using the historical cost method similar to that in pooling of interest accounting. The stock of this Company is traded on the OTC electronic Bulletin Board under the symbol HBIN.

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

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

INVESTMENT SECURITIES

Federal Home Loan Bank stock and Federal Reserve Bank stock are carried at cost. Mortgage-backed securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method over the period to maturity. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses net of tax, on securities available-for-sale are reported as a net amount in a separate component of retained earnings, until realized. Gains and losses on the sale of investment securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

SIGNIFICANT CONCENTRATION OF CREDIT RISK

Most of the Company's business activity is with customers located in southeast Illinois and southwest Indiana. The loans are expected to be repaid from cash flow of the borrowers. Credit losses arising from lending transactions with highly leveraged entities compare favorably with the Bank's credit loss experience on its loan portfolio as a whole. Substantially all loans are secured by consumer assets and real estate.

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

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Accrued interest. The carrying amounts of accrued interest approximate their fair values.

FHLB Advances. The fair value for FHLB advances is based on the estimates of the rate the company would pay on such advances, applied for the time period until maturity.

EARNINGS PER SHARE

Earnings per share has been computed on the basis of the weighted average number of shares of common stock outstanding. Net income for the year ended June 30, 1996, consisted of a $35,952 loss prior to conversion on March 29, 1996 and $207,202 earned subsequent to March 29, 1996. Only earnings subsequent to conversion have been used in the calculation of earnings per share for the period.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

In August 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities using a financial-components approach that focuses on control of the asset or liability. It requires that an entity recognize only assets it controls and liabilities it has incurred and should derecognize assets only when control has been surrendered and derecognize liabilities only when they have been extinguished. SFAS No. 125 is effective for transfers and serving of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. In December 1996, the FASB issued SFAS No. 127, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which defers the effective date of SFAS No. 125 for one year. These standards did not have a material impact on its consolidated financial statements.

In February of 1997, the FASB issued SFAS No. 128, "Earnings Per Share," that specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is effective for financial statements ending after December 15, 1997. The Company implemented SFAS No. 128 which effects disclosures only.

In February of 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," that specifies standards for disclosing information about an entity's capital structure. SFAS No. 129 is effective for financial statements ending after December 15, 1997. The Company implemented SFAS No. 129 which effects disclosures only.

In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires classification of items of other compressive income by their nature in the financial statements and display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. This standard requires disclosure only and is not expected to have any impact on the company's financial condition or results of operation.

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS, CONTINUED

In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires that those businesses report selective information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for fiscal years beginning after December 31, 1997. This statement requires disclosure information in the financial statements and is not expected to have any impact on the Company's financial condition or results of operation.

The FASB has issued SFAS No. 133, "Comprehensive Standards Requiring Uniform Hedge Accounting Rules". All derivatives must be recorded on the balance sheet at fair value, with an offset to either current earnings if held as a trading security, or other comprehensive income if held as available for sale. This statement is effective for fiscal years beginning after June 15, 1999, and will not effect the Bank.

NOTE 2 - INVESTMENT SECURITIES

Investment securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at June 30 follow:

                                                                        Gross          Gross
                                                        Amortized     Unrealized     Unrealized         Fair
                                                          Cost           Gains         Losses           Value
                                                     -------------   -------------  -------------  -------------
Available-for-Sale Securities:
   June 30, 1997:
     FHLMC Common Stock                              $       4,563   $     186,817  $         -0-  $     191,380
     FHLMC Pool                                            903,664           3,183            -0-        906,847
                                                     -------------   -------------  -------------  -------------
                                                     $     908,227   $     190,000  $         -0-  $   1,098,227
                                                     =============   =============  =============  =============

   June 30, 1998:
     FHLMC Common Stock                              $       4,563   $     252,628  $         -0-  $     257,191
     FHLMC Pool                                            582,846           9,284            -0-        592,130
     FNMA Issue                                            761,479          17,838            -0-        779,317
                                                     -------------   -------------  -------------  -------------
                                                     $   1,348,888   $     279,750  $         -0-  $   1,628,638
                                                     =============   =============  =============  =============

Held-to-Maturity Securities:
   June 30, 1997:
     FHLB Securities                                 $   1,000,000   $       2,884  $         -0-  $   1,002,884
     GNMA Certificates                                      24,461             807            -0-          25268
                                                     -------------   -------------  -------------  -------------
                                                     $   1,024,461   $       3,691  $         -0-  $   1,028,152
                                                      ============    ============   ============   ============

   June 30, 1998:
     FHLB Securities                                 $   1,000,000   $       7,177  $         -0-  $   1,007,177
     GNMA Certificates                                      22,166           1,122            -0-         23,288
                                                     -------------   -------------  -------------  -------------
                                                     $   1,022,166   $       8,299  $         -0-  $   1,030,465
                                                     =============   =============  =============  =============

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - INVESTMENT SECURITIES, CONTINUED

There were no gross realized gains on sales of available-for-sale  securities in
1997  and  1998.   There   were  no   proceeds   received   from  the  sales  of
available-for-sale securities in 1997 and 1998.

The  scheduled   maturities  of  securities   held-to-maturity   and  securities
available-for-sale at June 30, 1998, were as follows:

                                                           Held-to-Maturities             Available-for-Sale
                                                               Securities                     Securities
                                                     -----------------------------  ----------------------------
                                                        Amortized        Fair         Amortized         Fair
                                                          Cost           Value          Cost            Value
                                                     --------------  -------------- -------------- -------------
Due in one year or less                              $     202,771   $     204,417  $     311,502  $     376,105
Due from one to five years                                 813,855         820,463      1,037,386      1,252,533
Due from five to ten years                                   5,540           5,585            -0-            -0-
Due after ten years                                            -0-             -0-            -0-            -0-
                                                     --------------  -------------- -------------- -------------
                                                     $   1,022,166   $   1,030,465  $   1,348,888  $   1,628,638
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

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following at June 30,

                                                      1997               1998
                                                  -----------        -----------
Real Estate Loans:
   One- to four-family                             $5,801,198         $6,605,769
   Commercial                                       3,695,066          4,462,368
   Multi-family                                       187,030            220,131
   Construction                                       432,101            800,000
                                                  -----------        -----------
         Total real estate loans                   10,115,395         12,088,268
                                                  -----------        -----------

Other Loans:
   Consumer Loans:
     Deposit account                                   21,123            126,144
     Secured                                          458,452            438,696
     Unsecured                                        200,904            146,301
                                                  -----------        -----------
         Total consumer loans                         680,479            711,141
   Commercial business loans                        2,984,283          3,455,503
   Financing leases                                   146,033             67,967
                                                  -----------        -----------
         Total other loans                          3,810,795          4,234,611
                                                  -----------        -----------
   Total loans receivable, gross                   13,926,190         16,322,879
Less:
   Loans in process                                   291,009            606,496
   Allowance for losses                               128,417            133,417
                                                  -----------        -----------
         Total loans receivable, net              $13,506,764        $15,582,966
                                                  ===========        ===========

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - LOANS RECEIVABLE, CONTINUED

The scheduled maturities of loans receivable at June 30, 1998 were as follows:

                                   One-         Multi-family
                                  to-Four           and            Financing                        Commercial
                                  Family         Commercial          Leases         Consumer          Business          Total
                                -----------      -----------      -----------      -----------      -----------      -----------
Due in one year or less         $ 2,271,920      $ 5,016,497      $    67,967      $   711,141      $ 3,455,503      $11,523,028
Due from one to five years        4,333,849          466,002              -0-              -0-              -0-        4,799,851
Due from five to ten years              -0-              -0-              -0-              -0-              -0-              -0-
Due after ten years                     -0-              -0-              -0-              -0-              -0-              -0-
                                -----------      -----------      -----------      -----------      -----------      -----------
                                $ 6,605,769      $ 5,482,499      $    67,967      $   711,141      $ 3,455,503      $16,322,879
                                ===========      ===========      ===========      ===========      ===========      ===========

Activity in the allowance for loan losses is summarized as follows:

                                                                              June 30,
                                                              -----------------------------------------
                                                                  1996           1997           1998
                                                              ------------   ------------  ------------
Balance at beginning of year                                  $    113,417   $    118,417  $    128,417
Provision charged to income                                          5,000         10,000         5,000
Charge-offs                                                            -0-            -0-           -0-
Recoveries                                                             -0-            -0-           -0-
                                                              ------------   ------------  ------------
         Balance at end of year                               $    118,417   $    128,417  $    133,417
                                                              ============   ============  ============

At June 30, 1997 and 1998, the total recorded investment in impaired loans was -0- and -0-, respectively. The average recorded investment in impaired loans amounted to -0- and -0- for the years ended June 30, 1997 and 1998, respectively. Interest income on impaired loans of -0- and -0- was recognized for cash payments received in 1997 and 1998, respectively.

In the ordinary course of business, the Bank commits to extend credit for real estate loans prior to making the loans. The Bank uses the same credit policies for commitments as it does for on-balance sheet loans. Outstanding commitments at June 30, 1997 and 1998 were immaterial.

NOTE 4 - OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consist of the following at June 30,

                                                      1997               1998
                                                    ---------         ----------
Buildings and improvements                          $  53,029         $  54,514
Office equipment                                      116,536           141,153
                                                    ---------         ---------
                                                      169,565           195,667
Less accumulated depreciation                        (130,412)         (144,216)
                                                    ---------         ---------
Office properties and equipment, net                $  39,153         $  51,451
                                                    =========         =========

Depreciation expense for the years ended June 30, 1997 and 1998, was $11,024 and $13,804, respectively.

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $635,853 and $1,771,564 at June 30, 1997 and 1998, respectively.

At June 30, 1998, scheduled maturities of certificates of deposit are as follows:

                                                    1999        $   9,741,264
                                                    2000                  -0-
                                                    2001                  -0-
                                                    2002                  -0-
                                                    2003                  -0-
                                                Thereafter                -0-
                                                                -------------
                                                                $   9,741,264
                                                                =============

Deposits in excess of $100,000 are not insured. Interest expense on certificates of deposit exceeding $100,000 was approximately $17,528, $30,996, and $44,991, for the years ended June 30, 1996, 1997, and 1998, respectively.

Interest  expense on deposits is  summarized as follows for the years ended June
30,

                                        1996             1997              1998
                                      --------         --------         --------
Passbook savings                      $ 60,589         $ 57,227         $ 81,471
Money Market Deposits                   46,420           42,911            1,491
Certificates of deposits               362,226          302,166          419,475
                                      --------         --------         --------
                                      $469,235         $402,304         $502,437
                                      ========         ========         ========

NOTE 6 - BORROWED FUNDS

Borrowed funds consisted of the following at June 30,
                                                    1997              1998
                                                ------------     --------------
Advances from the Federal Home Loan Bank        $      -0-       $   1,750,000
                                                ============     ==============

The Company may borrow funds from the Federal Home Loan Bank of Chicago subject to certain limitations. The funds borrowed from the FHLB are collateralized by a blanket security agreement.

Advances from the FHLB consist of the following:

                                               June 30, 1998
                                              Weighted Average
                                                  Interest
                             Maturity               Rate              Amount
                            -------------      -------------      -------------
                                1999                 --                   -0-
                                2000                 --                   -0-
                                2001                6.02%             400,000
                                2002                 --                   -0-
                                2003                5.38%           1,350,000
                             Thereafter              --                   -0-
                                                                -------------
                                                                $   1,750,000
                                                                =============

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - BORROWED FUNDS CONTINUED

Interest expense on FHLB advances for the years ended June 30, 1996, 1997 and 1998, was $-0-, $-0- and $78,015, respectively.

NOTE 7 - INCOME TAXES

The provision for income taxes for the years ended June 30 consists of the following:

                                   1996              1997                1998
                                ---------          ---------          ----------
Current                         $  46,389          $ 170,038          $ 193,477
Deferred                           27,265              4,062             (5,896)
                                ---------          ---------          ----------
                                $  73,654          $ 174,100          $ 187,581
                                =========          =========          =========

Total income tax expense as shown in the statement of operation is reconciled to the amount computed by applying the maximum rate to income taxes as follows:

                                                 Years ended June 30,
                                        ------------------------------------------
                                          1996              1997            1998
                                        ---------        ---------       ---------
Expected income tax at 34% rate         $  83,267        $ 145,991       $ 178,848
Increase (Decrease) resulting from
   State income tax effect                  9,796           20,856          23,121
   Surtax exemption                        (5,930)             -0-         (14,388)
   Other                                  (13,479)           7,253             -0-
                                        ---------        ---------       ---------
                                        $  73,654        $ 174,100       $ 187,581
                                        =========        =========       =========
   Effective tax rate                        30.1%            40.5%           35.7%
                                        =========        =========       =========

Deferred tax liabilities have been provided for taxable temporary differences related to unrealized gains on available-for-sale securities, accumulated depreciation, employee benefit plans and cash-accrual differences. The deferred tax liabilities in the accompanying consolidated statements of financial condition include the following components at June 30:

                                                          1997           1998
                                                       ---------      ----------
Unrealized gains on available-for-sale securities      $  78,500      $ 115,500
Accumulated depreciation                                  10,014         13,026
Cash-accrual conversions                                  42,559         55,087
Employee benefit plans                                       -0-        (21,436)
                                                       ---------      ---------
         Deferred tax liability                        $ 131,073      $ 162,177
                                                       =========      =========

NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS

Pension Benefits

The Bank established a simplified employee pension-Individual Retirement Account plan effective January 1, 1993, which was dissolved in 1996, covering all full-time employees with at least three years of service. The Bank may contribute up to 15% of each employee's compensation or $30,000, whichever is less. For the years ended June 30, 1996, and 1997, the Bank contributed $19,806, and $3,822, respectively.

                             LAWRENCEVILLE, ILLINOIS
                              HBANCORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - EMPLOYEE BENEFIT AND STOCK OPTION PLANS, CONTINUED

Employee Stock Ownership Plan

Concurrent with the conversion the board of directors approved the adoption of the HBancorporation, Inc. Employees Stock Ownership Plan (the "ESOP"). The ESOP is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code, eligibility is based on hours of service, date of hire, and age. Contributions to the ESOP are determined by the board of directors, in the form of cash or the Company's common stock. No employee contributions are accepted. Contributions are allocated based on the ratio of the participant's compensation to total compensation of all participants. Participant's account balances are fully vested after five years of service. ESOP expense recorded for the years ended  June 30,  1996,  1997 and 1998  totaled  $25,829,  $39,465,  and  $35,764 respectively, with cost at the basis at issuance to the trust of $10 per share or 39,465 shares committed to be allocated at June 30, 1996, 37,484 shares committed to be allocated at June 30, 1997, and 28,217 shares committed to be allocated at June 30, 1998. At June 30, 1998, 5,242 shares were allocated. The fair value of unallocated shares at June 30, 1998 was $449,723.

Recognition and Retention Plans (RRP)

On April 28, 1997, the stockholders' approved a HBancorporation, Inc. Recognition and Retention Plan. The purpose of this plan is to provide directors, officers and employees with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Company and the Bank. The terms of each RRP will be identical, only the participants and the number of shares awarded to each participant vary. Eligible directors, officers and other key employees of the Company will earn (i.e., become vested in) shares of common stock covered by the award at a rate of 20% per year, with the first installment vesting April 28, 1997 and annually thereafter.

Pursuant to the RRP, 24,666 shares of Common Stock (or 5.0% of the current outstanding shares of the Company), funded from either authorized but unissued shares or issued shares subsequently reacquired and held as treasury shares, will be available for awards. The Company completed the funding of the plan in August 1997 by purchasing shares of common stock in the open market at a total cost of approximately $304,488, which reduced consolidated stockholders' equity. The cost of shares granted under the plan will be amortized to compensation expense over the related vesting period.

1997 Stock Option and Incentive Plan

On April 28, 1997, the stockholders approved the HBancorporation, Inc. 1997 Stock Option and Incentive Plan. Pursuant to the Stock Option Plan, the Company will reserve for issuance thereunder either from authorized but unissued shares or from issued shares reacquired and held as treasury shares, 59,198 shares of the Common Stock (12.0% of the Company's current shares outstanding). Management currently intends, to the extent practicable and feasible, to fund the Stock Option Plan from issued shares reacquired by the Company in the open market. Awards under the plan may be in the form of stock options, stock appreciation rights or limited stock appreciation rights. Awards made under the plan vest at a rate of one-fifth of the initial award per year, subject to the participant maintaining continuous service since the date of grant.

                             LAWRENCEVILLE, ILLINOIS
                              HBANCORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - RELATED PARTIES

Transactions with related parties include loans receivable and savings accounts of officers and directors. Loan balances of related parties at June 30, 1997 and 1998, are $47,176 and $841,865 respectively. For the year ended June 30, 1998, new loans to such related parties amounted to $902,500 and repayments amounted to $107,811. Savings account balances of related parties at June 30, 1997 and 1998, are $304,235 and $308,324, respectively.

NOTE 10 - REGULATIONS ON BANK DIVIDENDS AND CASH

The principal source of income and funds for the Company is dividends from the Bank. During the year 1999, the amount of dividends that the Bank can pay to the Company without obtaining prior regulatory approval is limited to the total of their 1998 net income and $275,127 (the amount available at June 30, 1998). As a practical matter, the Bank may restrict dividends to a lesser amount because of the need to maintain adequate capital structures.

The Bank is required by the Federal Reserve Bank to maintain non-interest bearing cash reserve balances which are dependent on the amounts and types of deposits held by the Bank. At June 30, 1998, the Bank had $67,800 of FRB stock, which was in compliance with these reserve requirements.

NOTE 11 - FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of the Bank's involvement in particular classed of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and lines of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

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

                             LAWRENCEVILLE, ILLINOIS
                              HBANCORPORATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS CONTINUED

The estimated fair values of the Company's financial instruments at June 30 were as follows:

                                                                         1997                                   1998
                                                           ---------------------------------       ---------------------------------
                                                              Carrying             Fair              Carrying              Fair
                                                               Amount              Value              Amount               Value
                                                           -------------       ------------        ------------         -----------
Financial assets:
   Cash and interest bearing deposits                      $  1,650,294        $  1,650,294        $  2,733,576        $  2,733,576
   Certificates of deposits                                     164,730             164,730                 -0-                 -0-
   Investments securities held to maturity                    1,024,461           1,028,152           1,022,166           1,030,465
   Investment securities available-for-sale                   1,098,227           1,098,277           1,628,638           1,628,638
   Loans receivable, net                                     13,506,764          11,895,816          15,582,966          13,525,371
   Interest receivable                                          167,307             167,307             247,437             247,437

Financial liabilities:
   Deposits                                                  (9,243,596)         (8,816,637)        (12,293,540)        (11,740,357)
   Interest payable                                             (64,728)            (64,728)           (106,685)           (106,685)
   FHLB advances                                                    -0-                 -0-          (1,750,000)         (1,335,321)


NOTE 13 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Presented below is condensed financial information as to financial position and results of operations of HBancorporation, Inc. only as of June 30,

                        STATEMENTS OF FINANCIAL CONDITION

                                                            1997               1998
                                                         -----------       -----------
Assets:
   Cash and cash equivalents                             $ 1,749,949       $   274,170
   Investment in subsidiary                                6,233,373         6,427,053
   Note receivable from ESOP                                 335,453           295,988
   Income tax receivable from subsidiary                         -0-            70,442
   Prepaid income taxes                                        1,600               -0-
   Deferred tax asset                                            -0-            24,669
                                                         -----------       -----------
                                                         $ 8,320,375       $ 7,092,322
                                                         ===========       ===========

Liabilities and Stockholders' Equity:
   Accrued expenses                                      $    36,850       $    42,849
   Common stock                                                4,933             4,933
   Paid in capital                                         4,514,279         4,540,644
   Retained earnings                                       4,015,104         4,166,189
   Treasury stock                                            (26,838)       (1,359,078)
   Unearned ESOP compensation                               (335,453)         (295,988)
   Unearned RRP compensation                                     -0-          (171,477)
   Unrealized gain on securities available-for-sale          111,500           164,250
                                                         -----------       -----------
                                                         $ 8,320,375       $ 7,092,322
                                                         ===========       ===========

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, CONTINUED

                            STATEMENTS OF OPERATIONS

                                                       1997               1998
                                                     --------           --------
Interest income                                      $ 75,924           $ 40,754
Income from subsidiary                                259,279            401,465
Other income                                              -0-                160
                                                     --------           --------
   Total income                                       335,203            442,379
                                                     --------           --------
Compensation expense                                   45,658            110,167
Office expense                                            402                274
Legal expense                                          53,650             45,169
Franchise fees                                         17,060             16,076
Other expense                                             -0-              5,885
                                                     --------           --------
   Total expenses                                     116,770            177,571
                                                     --------           --------
Income before income taxes                            218,433            264,808
Income tax benefit                                        -0-             73,634
                                                     --------           --------
Net income                                           $218,433           $338,442
                                                     ========           ========


                            STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                             $   218,433       $   338,442
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     (Increase) in income taxes                                   -0-           (68,842)
     (Decrease) in accounts payable                            (2,100)              -0-
     Increase in accrued expenses                              36,032             5,999
     (Increase) in deferred tax asset                             -0-           (24,669)
Cash provided by operating activities                         252,365           250,930
                                                          -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Issuance of treasury stock to RRP                              -0-           305,800
   Payments of note receivable                                 39,465            39,465
   ESOP and RRP cost                                              -0-          (173,545)
   Allocation of ESOP shares                                    8,808            26,365
   Purchase of treasury stock                                 (26,838)       (1,638,040)
   Investment in subsidiary                                  (259,279)         (140,930)
                                                          -----------       -----------
Cash (used) by investing activities                          (237,844)       (1,580,885)
                                                          -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of dividends                                      (157,862)         (145,824)
                                                          -----------       -----------
Cash (used) by financing activities                          (157,862)         (145,824)
                                                          -----------       -----------

         Net (decrease) in cash and cash equivalents         (143,341)       (1,475,779)

Cash and cash equivalents at beginning of period            1,893,290         1,749,949
                                                          -----------       -----------

Cash and cash equivalents at end of period                $ 1,749,949       $   274,170
                                                          ===========       ===========

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY, CONTINUED

                       STATEMENTS OF CASH FLOWS, CONTINUED

CASH FLOWS FROM FINANCING ACTIVITES CONTINUED:

                                                                  1997         1998
                                                               ---------     -------
Cash paid for:
   Income taxes                                                $   2,418     $   -0-
                                                               =========     =======
Non-cash Investing Activities:
   Subsidiary investment transferred to stock and
     paid-in capital in connection with stock
     conversion, net of expenses totaling $422,916             $     -0-     $   -0-
                                                               =========     =======


NOTE 14 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998 that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                              HBANCORPORATION, INC.
                             LAWRENCEVILLE, ILLINOIS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - REGULATORY MATTERS, CONTINUED

                                                                                                     To Be Well
                                                                        For Capital               Capitalized Under
                                             Actual                 Adequacy Purposes:            Action Provisions:
                                     ----------------------       ----------------------          ------------------
                                       Amount        Ratio        Amount           Ratio          Amount        Ratio
                                       ------        -----        ------           -----          ------        -----
As of June 30, 1997
   Total Capital
     (to Risk-Weighted Assets)      $   6,233,000      48.8%    >/=$ 1,022,640     >/=8.0%    >/=$ 1,278,300    >/=10.0%
   Tier I Capital
     (to Risk-Weighted Assets)      $   6,121,000      47.9%    >/=$   511,320     >/=4.0%    >/=$   766,980     >/=6.0%
   Tier I Capital
     (to Average Assets)            $   6,121,000      34.9%    >/=$   700,819     >/=4.0%    >/=$   876,024     >/=5.0%
As of June 30, 1998
   Total Capital
     (to Risk-Weighted Assets)      $   6,427,053      40.3%    >/=$ 1,276,000     >/=8.0%    >/=$ 1,595,000    >/=10.0%
   Tier I Capital
     (to Risk-Weighted Assets)      $   6,262,803      39.3%    >/=$   638,000     >/=4.0%    >/=$   957,000     >/=6.0%
   Tier I Capital
     (to Average Assets)            $   6,262,803      31.9%    >/=$   785,210     >/=4.0%    >/=$   981,513     >/=5.0%